Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of February 18, 2009

Among

RITE AID FUNDING II
as the Borrower

and

the Lenders party hereto

and

CITICORP NORTH AMERICA, INC.
as the Administrative Agent

and

RITE AID HDQTRS. FUNDING, INC.
as Collection Agent

and

Each of the Parties named on Schedule III
hereto as Originators

and

CITIGROUP GLOBAL MARKETS INC.
as the Sole Lead Arranger and Sole Bookrunning Manager

TABLE OF CONTENTS

i

ii

SCHEDULES

SCHEDULE I	-	Deposit Banks and Account Banks
SCHEDULE II	-	Credit and Collection Policy
SCHEDULE III	-	Addresses
SCHEDULE IV	-	Months
SCHEDULE V	-	Material Litigation
SCHEDULE VI	-	[Intentionally Omitted]
SCHEDULE VII	-	Administrative Agent’s Account and Cure Account
SCHEDULE VIII	-	Commitments

ANNEXES

ANNEX A	-	Form of Daily Report
ANNEX A-1	-	Form of Borrower Report
ANNEX A-2	-	Form of Interim Report
ANNEX B	-	Form of Deposit Account Agreement
ANNEX C	-	[Intentionally Omitted]
ANNEX D	-	Assignment and Acceptance
ANNEX E	-	Form of Funds Transfer Letter
ANNEX F	-	Form of Note
ANNEX G	-	Form of Parent Undertaking (Collection Agent)
ANNEX H	-	[Intentionally Omitted]
ANNEX I	-	Business Associate Addendum
ANNEX J	-	[Intentionally Omitted]
ANNEX K	-	Service Provider Addendum

iii

CREDIT AGREEMENT

Dated as of February 18, 2009

RITE AID FUNDING II, a Cayman Islands exempted company incorporated with limited liability (the “Borrower”), the lenders from time to time party hereto (the “Lenders”), CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as administrative agent and collateral processing agent (in such capacities, together with any successor in such capacities, the “Administrative Agent”) for the Lenders, RITE AID HDQTRS. FUNDING, INC., a Delaware corporation, as Collection Agent, and each of the parties named on Schedule III hereto as Originators, agree as follows:

PRELIMINARY STATEMENT.  The Borrower has acquired, and may continue to acquire, Receivables (as hereinafter defined) and Participation Interests (as hereinafter defined) from Cayman SPE I (as hereinafter defined), either by purchase or by contribution to the capital of the Borrower, as determined from time to time by the Borrower and Cayman SPE I.  The Borrower wishes to obtain loans from the Lenders which will be secured by, among other things, the Receivables and Participation Interests.  The Lenders are prepared to make such loans, in each case on the terms set forth herein.  Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.     Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Bank” has the meaning specified in the definition of “Governmental Entity Receivables Agreement.”

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) (i) the Eurodollar Rate for such Interest Period, multiplied by (ii) the Statutory Reserve Rate, and (b) 3% per annum.

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Administrative Agent’s Account” has the meaning specified in Section 6.10(a).

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time that for any day shall be equal to the highest of: (a) the Base Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus 0.50% per annum; and (c) the Adjusted LIBO Rate (without giving effect to clause (b) thereof) for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% per annum.

“Applicable Margin” means, at any time,  (a) with respect to any ABR Loan, 11% per annum and (b) with respect to any Eurodollar Loan, 12% per annum.

“Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or by an Affiliate of such Lender or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex D hereto.

“Base Rate” means the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate.

“Beneficiary” means, as of any date, the Lenders and the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Report” means a report in substantially the form of Annex A-1 hereto and containing such additional information as the Administrative Agent may reasonably request from time to time, furnished by the Collection Agent pursuant to Section 6.02(g).

“Borrower’s Account” means Account No. 304 264 903, Rite Aid Funding II at JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY ABA# 021 000 021.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of a Eurodollar Loan, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, an amount equal to the sum, without duplication, of the following:

(a)	85% of the book value of Eligible Receivables; plus

(b)	85% of the book value of Eligible Participated Receivables; minus

(c)	any reserves established by the Administrative Agent or the Required Lenders in its or their discretion exercised in a commercially reasonable manner to reflect Borrowing Base Factors; minus

(d)
the lesser of (i) the then RFA Borrowing Base and (ii) the then RFA Aggregate Bank Commitments (or, if all the “Bank Commitments” of the “Banks” under and as defined in the Receivables Financing Agreement have terminated, in lieu of clauses (i) and (ii) above, the then aggregate outstanding principal amount of the advances made under the Receivables Financing Agreement).

The Administrative Agent, in its discretion exercised in a commercially reasonable manner to reflect Borrowing Base Factors, may (i) reduce either or both of the advance rates set forth in clauses (a) and (b) above from time to time and (ii) thereafter increase either or both of such advance rates to an advance rate not in excess of the applicable advance rate set forth in clauses (a) and (b) above.  The Administrative Agent will give prompt written notice to the Borrower and the Lenders of any adjustments effected pursuant to the preceding sen tence.

“Borrowing Base Factors” means factors affecting the saleability or collectability of any Eligible Receivables, Eligible Participated Receivables or Participation Interests, factors affecting the market value of any Eligible Receivables, Eligible Participated Receivables or Participation Interests, other impediments to the Administrative Agent’s ability to realize upon any Eligible Receivables, Eligible Participated Receivables or Participation Interests and other factors affecting the credit value to be afforded any Eligible Receivables, Eligible Participated Receivables or Participation Interests.

“Borrowing Request” means the request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City, Chicago, Illinois and Atlanta, Georgia and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations should be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cayman SPE I” means Rite Aid Funding I, a Cayman Islands exempted company incorporated with limited liability, incorporated on August 11, 2004 under the name Cayman Resources (21) Ltd. (registration no. 138720).

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 U.S.C. §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1106 or elsewhere) affecting CHAMPUS and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs) and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case, as amended, supplemented or otherwise modified from time to time.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the effective date of this Agreement), other than Green Equity Investors III, L.P. and its Affiliates or The Jean Coutu Group (PJC) Inc. and its Affiliates, of 30% or more of the outstanding shares of common stock of the Parent; (b) at the end of any period of 12 consecutive calendar months, the occupation of a majority of the seats on the board of directors of the Parent by Persons who were not members of the board of directors of the Parent on the first day of such period; or (c) the occurrence of a “Change of Control”, as defined in any Indenture or other agreement that governs the terms of any Material Debt.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Citibank” means Citibank, N.A., a national banking association, its successors and assigns.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of a Lender.

“CMS” means Centers for Medicare & Medicaid Services of the Department of Health and Human Services, and any successor agency.

“CNAI” has the meaning specified in the introductory paragraph hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in Section 2.17.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Receivables and Participated Receivables.

“Collection Agent Default” means (a) proceeding of the type described in Section 7.01(g) instituted by or against the Collection Agent (without giving effect to any grace period provided therein), (b) the failure of the Collection Agent to pay or deposit any amounts or perform any duties required of it under this Agreement (after giving effect to any grace period provided in Section 7.01(a)), or (c) the occurrence of any other Event of Default with respect to the Collection Agent under this Agreement or any other Transaction Document which specifically refers to the Collection Agent.

“Collection Agent Fee” has the meaning specified in Section 2.13(a).

“Collections” means, with respect to any Receivable or Participated Receivable, all cash collections and other cash proceeds of such Receivable or Participated Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable or Participated Receivable.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the principal amount of the Loan to be made (or deemed to be made) by such Lender hereunder on the Effective Date, as such commitment may be (a) reduced or increased from time to time on or prior to the Effective Date pursuant to assignments by or to such Lender pursuant to Section 11.03, and (b) otherwise reduced, increased or terminated in accordance with the terms and conditions hereof.  The initial amount of each Lender’s Commitment is set forth on Schedule VIII, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments on the Effective Date is set forth on Schedule VIII.  Each Lender’s Commitment, if any, shall be zero once such Lender has made its Loan on the Effective Date.  In any event, no Lender shall have a Commitment after the Effective Date.

“Concentration Limit” for any Obligor means (i) so long as such Obligor’s long-term public senior unsecured and unguaranteed debt securities shall be rated at least BBB- by S&P or Baa3 by Moody’s and such Obligor is not a Governmental Entity, 20% of the sum of the Outstanding Balance of Eligible Receivables and the Outstanding Balance of Eligible Participated Receivables, (ii) so long as such Obligor’s long-term public senior unsecured and unguaranteed debt securities shall be rated by S&P or Moody’s, but shall not meet the criteria established in (i) above, 10% of the sum of the Outstanding Balance of Eligible Receivables and the Outstanding Balance of Eligible Participated Receivables, and (iii) so long as such Obligor does not have long-term public senior unsecured and unguaranteed debt securities that are rated by S&P or Moody’s, 5% of the sum of the Outstanding Balance of Eligible Receivables and the Outstanding Balance of Eligible Participated Receivables; provided, however, that, in each case, the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Receivables and Eligible Participated Receivables prior to giving effect to any eliminations based upon the foregoing concentration limit.

“Contract” means an agreement between any Originator and a Person, or between a PBM and a Contract Payor, pursuant to or under which such Person or Contract Payor shall be obligated to pay for pharmaceutical merchandise sold by such Originator or its Affiliates from time to time.

“Contract Payor” means a Person who is required under its agreement with a PBM to make payments to such PBM who, in turn, pays such amounts to an Originator on such Person’s behalf.

“Credit Agreement” means that certain Credit Agreement dated as of June 27, 2001, as amended and restated as of July 9, 2008, among Rite Aid Corporation, a Delaware corporation, the Lenders party thereto, Citicorp North America, Inc., as Administrative Agent and Collateral Processing Agent, Bank of America, N.A., as Syndication Agent, and the other Persons party thereto, as the same may be amended, modified or restated from time to time.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Borrower and the Originators in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

“Cure Account” has the meaning specified in Section 6.10(b).

“Cure Funds” means the amounts which, from time to time, are deposited into the Cure Account.

“Cure Period” means the period beginning on and including a Non-Compliance Date and ending on but excluding the earlier of (a) the first Business Day thereafter on which the Borrowing Base equals or exceeds the aggregate outstanding principal balance of the Loans and (b) the second consecutive Business Day following the occurrence of such Non-Compliance Date.

“Daily Report” means an Officer’s Certificate of the Collection Agent substantially in the form of Annex A hereto.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent of the terms of such Debt provide that such Person is not liable therefor.

“Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Deposit Account” means an account maintained at a Deposit Bank into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more related Lock-Boxes by Obligors that are not Governmental Entities (other than the Contract Payors paying a PBM) and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors that are not Governmental Entities (other than the Contract Payors paying a PBM) and (iii) which is subject to a Deposit Account Agreement.

“Deposit Account Agreement” means an agreement, in substantially the form of Annex B, providing for control by the Administrative Agent over one or more Deposit Accounts and associated Lock-Boxes.

“Deposit Bank” means any of the banks holding one or more Deposit Accounts.

“Distribution Date” means the ninth Business Day after the end of each Month.

“Effective Date” means the date on which the conditions set forth in Article III shall have first been satisfied.

“E-Mail Report” has the meaning specified in Section 6.02(g).

“Eligible Assignee” means (i) CNAI, any Lender or any of their respective Affiliates, (ii) any Person managed by CNAI, any Lender or any of their respective Affiliates or any Approved Fund or (iii) any financial or other institution approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), it being understood and agreed that in the case of clause (iii) above, the relevant financial or other institution must also be approved by the Borrower (which approval by the Borrower shall not be unreasonably withheld or delayed and shall not be required (x) if an Event of Default or a Default has occurred and is continuing or (y) with respect to any assignment by CNAI or any of its Affiliates to any institution made prior to the date that is 30 days after the Effective Date).

“Eligible Institution” means a depository institution organized under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank authorized under any such laws), (a) whose senior long-term unsecured debt obligations are rated at least A- or better by Standard & Poor’s and A3 or better by Moody’s, and (b) which is subject to regulation regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b), if applicable, and (c) which has a combined capital and surplus of at least $100,000,000.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Administrative Agent, negotiable instruments or securities represented by instruments in bearer or registered form (registered in the name of the Administrative Agent or its nominee) which evidence:

(a)           readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b)           insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c)           repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d)           commercial paper (maturing no later than the Business Day prior to the end of any then applicable Cure Period) having, at the time of the investment or contractual commitment to invest therein, the highest short-term rating from each of S&P and Moody’s;

(e)           investments in no-load money market funds having a rating from each rating agency rating such fund in its highest investment category (including such funds for which the Administrative Agent or any of its Affiliates is investment manager or advisor).

“Eligible Participated Receivable” means, at any date of determination, a Participated Receivable which is the subject of a Participation Interest owned by the Borrower that satisfies at the time of creation and continues to meet the same at the time of such determination the criteria established from time to time by the Administrative Agent in its discretion exercised in a commercially reasonable manner (and, with respect to any criteria added or deleted after the Effective Date or any modification after the Effective Date to any criteria, with the prior written consent of the Required Lenders) or by the Required Lenders in their discretion exercised in a commercially reasonable manner, in each instance, to reflect Borrowing Base Factors.  On the date hereof, those criteria are the criteria in paragraphs (a) through (aa) of the definition of Eligible Receivable subject to each reference therein (in the case of paragraphs (r) and (s), only the first reference therein) to “Receivable” being deemed to be a reference to “Participated Receivable”.

“Eligible Participation Interest” means a Participation Interest with respect to which the related Participated Receivable is an Eligible Participated Receivable.

“Eligible Receivable” means, at any date of determination, a Receivable of the Borrower that satisfies at the time of creation and continues to meet the same at the time of such determination the criteria established from time to time by the Administrative Agent in its discretion exercised in a commercially reasonable manner (and, with respect to any criteria added or deleted after the Effective Date or any modification after the Effective Date to any criteria, with the prior written consent of the Required Lenders) or by the Required Lenders in their discretion exercised in a commercially reasonable manner, in each instance, to reflect Borrowing Base Factors.  On the date hereof, those criteria are:

(a)           such Receivable constitutes an “account” or a “payment intangible” within the meaning of Article 9 of the UCC of the applicable jurisdiction governing the perfection of the security interest created by this Agreement in such Receivable;

(b)           all payments on such Receivable are by the terms of such Receivable due not later than 90 days after the date of sale or service, as applicable, (i.e., the transaction date) and are otherwise on terms that are normal and customary in the business of the applicable Originator;

(c)           such Receivable has been billed and has not remained unpaid for more than 120 days following the date of sale or service, as applicable;

(d)           such Receivable is denominated and payable only in United States dollars in the United States;

(e)           such Receivable arose from a completed, outright and lawful sale of goods or the completed performance of services by the applicable Originator and accepted by the applicable Obligor, and the amount of such Receivable has been properly recognized as revenue on the books of the applicable Originator;

(f)           the Obligor of such Receivable is not a Governmental Entity, except to the extent payment of such Receivable is governed under the Social Security Act (42 U.S.C. § 1395, et seq.), including payments under Medicaid and CHAMPUS or regulated by CMS, but, the foregoing notwithstanding, not if the Obligor is an Ohio Governmental Entity;

(g)           the proceeds of such Receivable are payable solely in accordance with Section 5.01(h);

(h)           such Receivable arose in the ordinary course of business of the applicable Originator;

(i)            not more than 50% of the aggregate amount of Receivables from the same Obligor and any Affiliates thereof remain unpaid for more than 120 days following the date of sale or service, as applicable;

(j)           (1) to the knowledge of the Borrower and the Originators, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Obligor of such Receivable has occurred, and no notice thereof has been received, (2) such Receivable would not, consistent with the Credit and Collection Policy, be written off the applicable Originator’s or Borrower’s books as uncollectible and (3) as to which neither the applicable Originator nor the Borrower has (or consistent with the Credit and Collection Policy should have) established a specific reserve for non-payment;

(k)           payment of such Receivable is not being disputed by the Obligor thereof and is not settled on a net basis;

(l)            such Receivable complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(m)          with respect to such Receivable, the Obligor (i) is organized in the United States (or, if such Obligor is not organized in the United States, such Receivable is supported by a letter of credit approved by the Administrative Agent in favor of the applicable Originator) and (ii) is not an Affiliate of the Parent, is not a Subsidiary and is not an Affiliate of any of the Subsidiaries;

(n)           such Receivable is subject to a perfected second priority security interest in favor of the Administrative Agent for the benefit of the Lenders pursuant to this Agreement (subordinate only to the security interest granted under the Receivables Financing Agreement subject to the terms of the RFA Intercreditor Agreement) and is not subject to any other Adverse Claim (other than the aforesaid security interest granted under the Receivables Financing Agreement);

(o)           with respect to any such Receivable for an amount greater than $5,000,000, the Obligor has not been disapproved by the Required Lenders (based, on the Required Lenders’ reasonable judgment, upon the creditworthiness of such Obligor);

(p)           the representations and warranties contained in this Agreement and the other Transaction Documents with respect to such Receivable are true and correct in all material respects;

(q)           such Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the Obligor, enforceable against such Obligor in accordance with its terms;

(r)           if the Outstanding Balance of such Receivable, together with the Outstanding Balance of all other Eligible Receivables and Eligible Participated Receivables owing by the Obligor thereof or by any of its Affiliates, exceeds the Concentration Limit applicable to such Obligor, such excess portion shall be ineligible;

(s)           if such Receivable is owed by an Obligor to which the Borrower, the Parent or any Originator is indebted in any way, or which is subject to any right of setoff or recoupment by the Obligor, the portion of all Eligible Receivables and Eligible Participated Receivables owing by such Obligor to the extent of such indebtedness, setoff or recoupment shall be ineligible;

(t)           such Receivable arises under a Contract (other than a Contract with respect to which the related Obligor is a Governmental Entity) which (A) does not contain an enforceable provision requiring the Obligor thereunder to consent to the transfer, sale or assignment of the Obligor’s payment obligation by the Originator pursuant to the Originator Purchase Agreement, and (B) if such Contract is between a PBM and a Contract Payor, does not contain any enforceable provision prohibiting the transfer, sale or assignment of such Contract Payor’s payment obligation to the applicable Originator;

(u)           such Receivable has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c));

(v)           the transfer, sale or assignment of such Receivable in accordance with the Transaction Documents does not contravene any applicable law, rule or regulation;

(w)          such Receivable satisfies all applicable requirements of the Credit and Collection Policy;

(x)           as to which Receivable the applicable Originator has, or has the right to use, valid provider identification numbers and licenses to generate valid Receivables and all information set forth in the bill and supporting claim documents with respect to such Receivable is true, complete and correct;

(y)           as to which Receivable the applicable Originator has, or has the right to use, valid provider identification numbers and licenses to generate reports with respect to such Receivable required by the applicable state agency or other CMS-designated agents or agents of such state agency;

(z)           such Receivable is not a Medicare Receivable;

(aa)         such Receivable does not arise from a sale by the applicable Originator from a store located in Hawaii, Illinois, Minnesota, Montana or New Mexico, unless the Borrower shall have furnished the Administrative Agent with an opinion of local counsel, or other evidence satisfactory to it, to the effect that the transfer, sale and assignment of Receivables and Participation Interests in accordance with the Transaction Documents from a store located in such state does not violate any provision of law of such state; and

(bb)         as to which Receivable, if it is a Part D Receivable, no Obligor thereunder is a Governmental Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the existence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Facility Principal” means, at any time, the aggregate outstanding principal of Loans under this Agreement.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Agreement” has the meaning specified in Section 2.13(b).

“Fees” has the meaning specified in Section 2.13(b).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president of financial accounting or controller of the relevant Person.

“First Lien Loan Documents” has the meaning specified in the RFA Intercreditor Agreement.

“Forecast” has the meaning specified in Section 5.01(k)(xiii).

“Funds Transfer Letter” means a letter in substantially the form of Annex E hereto executed and delivered by the Borrower to the Administrative Agent, as the same may be amended or restated in accordance with the terms thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Government Receivable” means any Originator Receivable with respect to which the Obligor is a Governmental Entity.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Entity” means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.  Payments from Governmental Entities shall be deemed to include payments governed under the Social Security Act (42 U.S.C. § 1395, et seq.), including payments under Medicare, Medicaid and CHAMPUS, and payments administered or regulated by CMS.

“Governmental Entity Receivables Account Notice” means a notice contained in a Governmental Entity Receivables Agreement pursuant to which an Affiliate of the Parent gives revocable standing instructions to the Account Bank to sweep funds on a daily basis from the Governmental Entity Receivables Account to (a) prior to the RFA Termination Date, the RFA Trustee’s Account, and (b) thereafter, to an account under the sole dominion and control of the Administrative Agent, for the benefit of the Beneficiaries.

“Governmental Entity Receivables Agreement” means an agreement between a bank (an “Account Bank”) and one or more Originators or Affiliates of the Parent with respect to one or more accounts (each, a “Governmental Entity Receivables Account”) or associated Lock-

Boxes into which Collections on account of Government Receivables are deposited or remitted and which is subject to a Governmental Entity Receivables Account Notice.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“HQ” means Rite Aid Hdqtrs. Funding, Inc., a Delaware corporation.

“Indemnified Party” has the meaning specified in Section 10.01.

“Indentures” means, collectively, (a) the Indenture dated as of December 21, 1998, between the Parent and Harris Trust and Savings Bank, as trustee, (b) the Indenture dated as of August 1, 1993, between the Parent and Morgan Guaranty Trust Company of New York, as trustee, (c) the Indenture dated as of September 10, 1997, between the Parent and Harris Trust and Savings Bank, as trustee, (d) the Indenture dated as of September 22, 1998, between the Parent and Harris Trust and Savings Bank, as trustee, (e) the Unsecured Note Indenture, (f) the 12.5% Note Indenture, (g) the 9.5% Note Indenture, (h) the 8.125% Note Indenture, (i) the 9.25% Note Indenture and (j) the 4.75% Note Indenture, as each of the terms set forth in clauses (e) through (j) are defined in the Credit Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (x) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in each case as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day), and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Report” means a report in substantially the form of Annex A-2 hereto and containing such additional information as the Administrative Agent may reasonable request from time to time, furnished by the Collection Agent, pursuant to Section 6.02(g).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement on the Effective Date.

“Lock-Box” means a post office box either (a) administered by a Deposit Bank for the purpose of receiving Collections, which is the subject of a Deposit Account Agreement or (b) which receives Collections of Government Receivables and is associated with a Governmental Entity Receivables Account that is subject to a Governmental Entity Receivables Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the collectibility of the Receivables and Participated Receivables, (ii) the ability of the Borrower, the Collection Agent, the Parent, any Predecessor Purchaser, or any Originator to perform any of its respective material obligations under the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of the Transaction Documents (including, without limitation, the validity, enforceability or priority of the security interests granted thereunder) or the rights of or benefits available to the Administrative Agent or the Lenders under the Transaction Documents or (iv) the business, assets, operations, condition (financial or otherwise), or prospects of the Parent and its Subsidiaries, taken as a whole.

“Material Debt” means Debt (other than the loans and letters of credit under the Credit Agreement), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of this definition, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means September 14, 2010.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Secs. 1396 et seq.) and any statutes succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Secs. 1395 et seq.) and any statutes succeeding thereto.

“Minimum Liquidity Position” means at any time an amount equal to the sum of (a) the Revolver Availability (as defined in the Credit Agreement) plus (b) the Parent’s cash on hand.

“Month” means a fiscal month of the Parent as set forth on Schedule IV hereto, as such schedule shall be updated from time to time in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Compliance Date” has the meaning set forth in Section 2.08(b).

“Note” means a promissory note of the Borrower, in substantially the form of Annex F hereto, evidencing a Loan.

“Obligations” has the meaning specified in Section 2.17.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided, however, if a PBM acts as agent for Contract Payors and is obligated, pursuant to a Contract, to turn over to an Originator payments made to it by such Contract Payors, then the term “Obligor” shall include both such PBM and such Contract Payors.

“Originator” means each of the Persons designated as such on Schedule III.

“Originator Participation Interest” means, with respect to any Originator, a 100% undivided beneficial interest in such Originator’s right, title and interest, whether now owned or hereafter arising and wherever located, in, to and under (i) each Government Receivable owned by such Originator, (ii) all Related Security and Collections with respect to such Government Receivable and (iii) all proceeds of such Government Receivable, Related Security and Collections.

“Originator Purchase Agreement” means the Purchase Agreement, dated as of September 21, 2004, among the Originators, as sellers, and HQ, as purchaser, as the same may be amended, modified or restated from time to time.

“Originator Receivable” means the indebtedness of any Obligor resulting from the provision or sale of pharmaceutical merchandise by any Originator under a Contract (whether constituting an account, instrument, chattel paper, payment intangible or general intangible), and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

“Other Companies” means the Originators, the Predecessor Purchasers and all of their respective Subsidiaries except the Borrower.

“Outstanding Balance” of any Originator Receivable at any time means the then outstanding principal balance thereof.

“Parent” means Rite Aid Corporation, a Delaware corporation.

“Parent Undertaking (Collection Agent)” means the Undertaking Agreement, dated as of the date hereof, in favor of the Lenders and the Administrative Agent and relating to obligations of the Collection Agent, substantially in the form of Annex G hereto, as the same may be amended, modified or restated from time to time.

“Parent Undertaking (Originators)” means the Undertaking Agreement, dated as of September 21, 2004, made by the Parent in favor of HQ and relating to obligations of the Originators, as the same may be amended, modified or restated from time to time.

“Parent Undertakings” means the Parent Undertaking (Collection Agent) and the Parent Undertaking (Originators).

“Part D Receivable” means a Receivable from a Part D Plan Sponsor, as that term is defined in 42 CFR 423.4, arising under and pursuant to the Part D program of Medicare.  Unless the Administrative Agent notifies the Borrower and the Collection Agent otherwise, in reliance on any order, judgment, ruling or interpretation of any court of competent jurisdiction, CMS or other Governmental Entity having jurisdiction over the matter, Part D Receivables will be deemed for all purposes of this Agreement not to be Medicare Receivables or Government Receivables, nor to be owing from a Governmental Entity.

“Participant” has the meaning assigned to such term in Section 11.03(h).

“Participated Receivable” means any Originator Receivable which is the subject of a Participation Interest.

“Participation Interest” means any Originator Participation Interest which has been acquired by the Borrower by purchase or capital contribution pursuant to the Tertiary Purchase Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PBM” means a pharmaceutical benefits manager which has entered into an agreement with an Originator to make payments as agent for various insurers and other Persons, on account of pharmaceutical goods sold by such Originator.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Predecessor Purchasers” means Cayman SPE I and HQ.

“Purchase Agreements” means, collectively, the Originator Purchase Agreement, the Secondary Purchase Agreement and the Tertiary Purchase Agreement.

“Ratable Share” means, at any time in respect of any Lender, the percentage obtained by dividing (a) prior to the making of the Loans on the Effective Date, the amount of such Lender’s Commitment at such time by the aggregate amount of the Commitments of all the Lenders at such time, and (b) thereafter, the outstanding principal balance of the Loans owing to such Lender at such time by the aggregate outstanding principal balance of the Loans owing to all the Lenders at such time.

“Receivable” means any Originator Receivable (which is not a Government Receivable) that has been acquired by the Borrower by purchase or by capital contribution pursuant to the Tertiary Purchase Agreement.

“Receivables Financing Agreement” means that certain Receivables Financing Agreement, dated as of September 21, 2004, among the Borrower, the RFA Program Agent, and the “Investors,” “Banks,” “Investor Agents,” “Collection Agent,” “Originators” and “Trustee” party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time.

“Register” has the meaning specified in Section 11.03(c).

“Related Security” means (a) with respect to any Receivable:

(i)            all of the Borrower’s interest in merchandise, if any, (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)           all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor describing any collateral securing such Receivable;

(iii)          all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such

Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)          the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights, subject to the rights of any licensors and to applicable law) relating to such Receivable and the related Obligor; and

(b)           with respect to any Participation Interest, the Related Security with respect to the Government Receivable that is the subject of such Participation Interest (subject to each reference to “Receivable” in the definition of Related Security for such purposes being deemed to be a reference to a “Participated Receivable”).

“Required Lenders” means, at any time, Lenders whose aggregate Ratable Shares at such time exceed 50%.

“RFA Aggregate Bank Commitments” means, at any time, the aggregate of the then “Bank Commitments” (as defined in, and determined in accordance with, the Receivables Financing Agreement) of all “Banks” (as defined in the Receivables Financing Agreement) under the Receivables Financing Agreement.

“RFA Borrowing Base” means, at any time, the then “Borrowing Base” as defined in, and determined in accordance with, the Receivables Financing Agreement.

“RFA Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent and the RFA Program Agent and acknowledged and agreed to by the Borrower, as the same may be amended, modified or restated from time to time.

“RFA Program Agent” means Citicorp North America, Inc., in its capacity as “Program Agent” under the Receivables Financing Agreement, together with its successors in such capacity.

“RFA Termination Date” means the later of the “Facility Termination Date” (as defined in the Receivables Financing Agreement) and the date on which all “Obligations” (as defined in the Receivables Financing Agreement) shall be paid in full.

“RFA Trustee” means the “Trustee” as defined in the Receivables Financing Agreement.

“RFA Trustee’s Account” means the “Trustee’s Account” as defined in the Receivables Financing Agreement.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Second Lien Loan Documents” has the meaning specified in the RFA Intercreditor Agreement.

“Secondary Purchase Agreement” means the purchase agreement, dated as of September 21, 2004, between HQ, as seller and Cayman SPE I, as purchaser, as the same may be amended, modified or restated from time to time.

“Senior Collateral Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 22, 2004, by and among the RFA Program Agent, Cayman SPE I, the Borrower, the Originators, HQ, Citicorp North America, Inc. and JPMorgan Chase Bank, as Senior Collateral Agents, and the Administrative Agent (pursuant to the Senior Collateral Intercreditor Agreement Amendment), as amended by the Senior Collateral Intercreditor Agreement Amendment and as otherwise amended, modified or restated from time to time.

“Senior Collateral Intercreditor Agreement Amendment” means an amendment to the Senior Collateral Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, the Administrative Agent becomes a party to the Senior Collateral Intercreditor Agreement and the Administrative Agent is generally provided rights similar to (but subordinate to) those granted to the RFA Program Agent under the Senior Collateral Intercreditor Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages expressed as a decimal (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower or an Originator, as the case may be, or one or more Subsidiaries, or by the Borrower or an Originator, as the case may be, and one or more Subsidiaries.

“Supermajority Lenders” means, at any time, Lenders whose aggregate Ratable Shares at such time exceed 66-2/3%.

“Term” means the period commencing on the date hereof and ending on the Maturity Date.

“Tertiary Purchase Agreement” means the purchase agreement, dated as of September 21, 2004, between Cayman SPE I, as seller, and the Borrower, as purchaser, as the same may be amended, modified or restated from time to time.

“Transaction Document” means any of this Agreement, the Purchase Agreements, the Parent Undertakings, the Notes, the RFA Intercreditor Agreement, the Senior Collateral Intercreditor Agreement, the Deposit Account Agreements, the Governmental Entity Receivables Agreements, the Fee Agreement, each Borrower Report, each Daily Report, each Interim Report, all amendments to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.

“Transferred Assets” means all Receivables and all Participation Interests.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 1.02.     Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01.     The Commitments.  On the terms and conditions hereinafter set forth, each Lender agrees to make a Loan to the Borrower on the Effective Date in an amount equal to the lesser of (a) such Lender’s Ratable Share of the then Borrowing Base, and (b) such Lender’s Commitment.  Notwithstanding anything to the contrary contained herein (including the immediately preceding sentence) (and without affecting any other provisions hereof), the funded portion of the Loan to be made by a Lender on the Effective Date (i.e., the amount advanced by a Lender to the Borrower on the Effective Date) shall be equal to 97.00% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan will be deemed outstanding on the Effective Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Loan (together with interest on such 100% of the principal amount of each such Loan) as provided herein).  Amounts repaid or prepaid in respect of Loans may not be reborrowed.  Unless previously terminated in accordance with the terms of this Agreement, the Commitments shall terminate at 5:00 p.m., New York City time, on February 20, 2009.

SECTION 2.02.      Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with the amounts of their Commitments.  The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make a Loan as required.

(b)           Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 3 Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.      Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than (1) 10:30 a.m., New York City time, on the Business Day of the proposed Borrowing, in the case of Borrowings to be made on the same day as such notice is given or (2) 12:00 noon, New York City time, on the Business Day before the proposed Borrowing, in the case of all other Borrowings.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of such Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day and shall be the Effective Date;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.      Funding of Borrowings.  (a)  Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, on the Effective Date to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower on the Effective Date by wire transfer, in like funds, to the deposit account designated by the Borrower in the Funds Transfer Letter.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Loans to be made on the Effective Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Loans made on the Effective Date.

SECTION 2.05.      Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required to be made under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)
the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)
if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)           A Borrowing may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto the Interest Period therefor would end after the Maturity Date.

SECTION 2.06.      Repayment of Loans; Evidence of Indebtedness.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender as provided in Section 2.07.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that the Loan made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Annex F, or in such other form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.03) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.07.      Repayment of Loans.  To the extent not previously paid, all Loans shall be due and payable on the Maturity Date together with all accrued but unpaid interest owing hereunder and all other unpaid Obligations.  If, at any time, the “Commitment Termination Date” under, and as defined in, the Receivables Financing Agreement shall occur or be declared or if the Receivables Financing Agreement shall be terminated for any reason (whether by the Borrower, the RFA Program Agent or otherwise), then, in any such case, the Borrower shall, concurrently with such occurrence, declaration or termination, prepay the outstanding principal amount of the Loans in full together with all accrued but unpaid interest owing hereunder and all other unpaid Obligations.

SECTION 2.08.      Prepayment of Loans.  (a)  The Borrower shall have the right, at any time and from time to time on or after the date that is six months after the Effective Date, to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided, however, that any partial prepayment made pursuant to this Section 2.08(a) shall be in a principal amount that is a multiple of $1,000,000 and not less than $5,000,000.  The Borrower shall have no right to voluntarily prepay any Borrowing at any time prior to the date that is six months after the Effective Date.

(b)           In the event that on any date (each, a “Non-Compliance Date”) the aggregate outstanding principal balance of the Loans on such date shall exceed the then Borrowing Base, then, subject to Section 2.19, during the Cure Period applicable to such Non-Compliance Date, each of the Borrower and the Collection Agent shall (and the Borrower hereby authorizes the Collection Agent to) deposit any amount to be distributed to or otherwise received by the Borrower hereunder or under the Receivables Financing Agreement out of “Collections” (as defined herein or therein), into the Cure Account (up to an aggregate amount equaling such excess).  At the end of the Cure Period corresponding to any Non-Compliance Date, if the aggregate outstanding principal balance of the Loans on such date exceeds the then Borrowing Base (the amount of such excess being the “Required Cure Payment Amount”), (y) the Administrative Agent shall apply all Cure Funds then on deposit in the Cure Account, up to the applicable Required Cure Payment Amount, as a prepayment of the Loans (and to the extent the Cure Funds on deposit in the Cure Account exceeds such Required Cure Payment Amount and there exists no Default or Event of Default, the Administrative Agent, upon the Borrower’s written request together with an officer’s certificate of the Borrower stating that, after taking into account the remittance of the excess funds in the Cure Account to the Borrower, the Borrowing Base is equal to or greater than the aggregate outstanding principal balance of the Loans, shall remit such excess to the Borrower), and (z) to the extent that the prepayment of the Loans pursuant to the preceding clause (y) is less than the Required Cure Payment Amount, the Borrower shall prepay the Loans in an amount of the deficiency.  The Administrative Agent may, at any time during the continuance of an Event of Default, transfer any and all of the Cure Funds then on deposit in the Cure Account to the Administrative Agent’s Account for payment of the Obligations and Collection Agent Fees in the manner set forth in Section 2.19(c).

(c)           Prior to any optional or mandatory prepayment hereunder of less than all of the Borrowings, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.  If the Borrower shall fail to so specify the Borrowing or Borrowings to be prepaid prior to such prepayment, the Administrative Agent may apply any such prepayment to such Borrowing or Borrowings as the Administrative Agent may elect.

(d)           The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowings to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest on the principal amount being prepaid.

SECTION 2.09.      Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the option of the Administrative Agent or at the request of the Required Lenders, the Borrower shall pay interest on all of the Obligations to but excluding the date of actual payment, after as well as before judgment, (i) in the case of principal, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, at a rate per annum equal to the highest rate then payable on any of the Loans (or, if there are no Loans then outstanding, at a rate per annum equal to 2% plus the Alternate Base Rate plus the Applicable Margin for ABR Loans).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, together with any amounts due and payable pursuant to Section 2.12.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10.      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.11.      Increased Costs.  (a)  If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)	impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.11; provided that the failure to provide such notification will not affect such Lender’s rights to compensation hereunder.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12.      Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.13.      Fees.  (a) The Borrower shall pay to the Collection Agent a fee (the “Collection Agent Fee”) of 1% per annum on the average daily Outstanding Balance of the Receivables and Participated Receivables, from the date of this Agreement until the date on which all outstanding Obligations shall have been paid in full, payable in arrears on each Distribution Date.  Upon three Business Days’ notice to the Borrower and the Administrative Agent, the Collection Agent (if not an Originator, the Borrower or its designee or an Affiliate of the Borrower) may elect to be paid, as such fee, another percentage per annum on the average daily Outstanding Balance of the Receivables and Participated Receivable, but in no event in excess of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables and Participated Receivables.  The Collection Agent Fee shall be payable only from Collections received by the Borrower pursuant to, and subject to the priority of payment set forth in, Section 2.19.  The amounts paid as the “Collection Agent Fee” under, and as defined in, the Receivables Financing Agreement or any Purchase Agreement shall reduce (but not below zero dollars), on a dollar-for-dollar basis, the obligation of the Borrower to pay the Collection Agent Fee pursuant to this Section 2.13(a).

(b)           The Borrower shall pay to the Administrative Agent for the account of the Persons entitled thereto certain fees (collectively, the “Fees”) in the amounts and on the dates set forth in a separate fee agreement of even date herewith among the Borrower, the Administrative

Agent and Citigroup Global Markets Inc., as the same may be amended or restated from time to time (the “Fee Agreement”).

(c)           If any portion of the Loans are prepaid prior to the date that is six months before the Maturity Date, whether pursuant to the second sentence of Section 2.07 or Section 2.08 or otherwise pursuant to this Agreement (including, without limitation, any required prepayment following the occurrence of an Event of Default), and whether such prepayment is mandatory or voluntary, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a prepayment fee equal to 1.0% of the principal amount of the Loans being so prepaid, which prepayment fee shall be due and payable on the date of the applicable prepayment.

SECTION 2.14.      Taxes.  (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Collection Agent or the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on the Administrative Agent, a Lender or any of its Affiliates (each of the foregoing, an “Affected Person”) by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower or the Collection Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Borrower shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Collection Agent, as the case may be, shall make such deductions and (iii) the Borrower or the Collection Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand if delivered by other than the Administrative Agent shall be delivered to the Administrative Agent).  A certificate as to the amount of such indemnification submitted to the Borrower and, with respect to any notification by any Lender, to the Administrative Agent, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d)           Each Affected Person which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Borrower such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit such payments to be made without withholding or at a reduced rate.  Each such Affected Person shall from time to time thereafter, upon written request from the Borrower, deliver to the Borrower any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(e)           The Borrower shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

SECTION 2.15.      Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Each of the Borrower and the Collection Agent shall make each payment or deposit required to be made by it hereunder or under any other Transaction Document (whether of principal, interest, fees, or otherwise) prior to the time expressly required hereunder or under such other Transaction Document for such payment or deposit (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due or when such deposit is required to be made, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 390 Greenwich Street, New York, NY 10013, except that payments pursuant to Sections 2.11, 2.12, 2.14, 10.01 and 11.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Transaction Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment or deposit under any Transaction Document shall be due on a day that is not a Business Day, the date for payment or deposit shall be extended to the next succeeding Business Day, and, in the case of any payment or deposit accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Transaction Document shall be made in United States dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other Obligations then due hereunder, such funds shall be applied in the order of payment of Obligations set forth in Section 2.19.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate relative amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 8.04, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.      Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.11, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender refuses to consent to any amendment or waiver of any Transaction Document requested by the Borrower that requires the consent of all Lenders, and such amendment or waiver is consented to by the Supermajority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.03), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17.      Security Interest.  To secure the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower (whether as Borrower or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including, without limitation, the punctual payment when due of all obligations of the Borrower hereunder or thereunder, whether for principal, interest, fees, indemnification payments, expenses or otherwise (all of the foregoing, collectively, the “Obligations”), the Borrower hereby assigns to the Administrative Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Lenders a security interest in, all of the Borrower’s right, title and interest in and to the following (collectively, the “Collateral”):  (A) the Purchase Agreements and the Parent Undertakings, including, without limitation, (i) all rights of the Borrower to receive moneys due or to become due under or pursuant to the Purchase Agreements or the Parent Undertakings, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Purchase Agreements or the Parent Undertakings, (iii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Purchase Agreements or the Parent Undertakings, (iv) claims of the Borrower for damages arising out of or for breach of or default under the Purchase Agreements or the Parent Undertakings, and (v) the right of the Borrower to compel performance and otherwise exercise all remedies thereunder, (B) all Transferred Assets, whether now owned and existing or hereafter acquired or arising, the Related Security and Collections with respect thereto and all other assets of the Borrower, including, without limitation, accounts, chattel paper, instruments, payment intangibles and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing, (C) the Lock-Boxes and Deposit Accounts and (D) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

SECTION 2.18.      Right of Setoff.  Without in any way limiting the provisions of Section 2.15(c), the Administrative Agent and each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent or such Lender to, or for the account of, the Borrower, the Collection Agent or any Originator against any amount owing by the Borrower, the Collection Agent or such Originator, respectively, to such Person or to the Administrative Agent on behalf of such Person (even if contingent or unmatured).

SECTION 2.19.      Settlement Procedures.  (a)  On each date that any Obligations remain outstanding (commencing on the date the Administrative Agent’s Account and the Cure Account have been established, which accounts shall be established no later than the second Business Day after the date of this Agreement) on which (x) any amount of Collections are to be deposited into the Borrower’s Account (as defined in the Receivables Financing Agreement) (or otherwise to be paid to or on behalf of the Borrower) pursuant to the Receivables Financing Agreement or are otherwise in the Borrower’s Account (as defined in the Receivables Financing Agreement) or in the possession or control of the Borrower or (y) after the RFA Termination Date, any amount of Collections are received by or on behalf of the Borrower or the Collection Agent and not otherwise promptly applied to the payment of Obligations, each of the Borrower and the Collection Agent shall (and the Borrower hereby authorizes and directs the Collection Agent to) cause such amount to be distributed as follows:

(A)           If on such date no Event of Default is continuing:

(i)
First, if such date is not the Maturity Date, to be deposited into the Administrative Agent’s Account for the benefit of the Beneficiaries and the Collection Agent, an amount equal to the sum of the accrued and unpaid interest, Fees and Collection Agent Fees owing hereunder through such date and any unpaid expenses of, or other amounts (other than Fees) owing to, the Administrative Agent incurred or owing under any Transaction Document (such expenses and amounts owing to the Administrative Agent, the “Administrative Agent Amounts”), in each case, to the extent the amount then on deposit in the Administrative

Agent’s Account in respect thereof is less than the sum of the accrued and unpaid interest, Fees and Collection Agent Fees owing hereunder as of such date and the Administrative Agent Amounts;

(ii)
Second, if such date is not the Maturity Date and during any Cure Period, to be deposited into the Cure Account, an amount equal to the amount then required to be deposited into the Cure Account by the Borrower pursuant to Section 2.08(b), to be held by the Administrative Agent for the benefit of the Beneficiaries and distributed in accordance with Section 2.08(b);

(iii)
Third, if such date is the Maturity Date, to be deposited into the Administrative Agent’s Account for the benefit of the Beneficiaries and the Collection Agent, an amount equal to all unpaid principal and interest on the Loans and all other unpaid Obligations and unpaid Collection Agent Fees, to the extent such amount is not then on deposit in the Administrative Agent’s Account; and

(iv)	Thereafter, to be deposited into the Borrower’s Account.

(B)           If on such date an Event of Default is continuing:

(i)
First, to be deposited into the Administrative Agent’s Account for the benefit of the Beneficiaries and the Collection Agent, the entire such amount to be applied to the payment in full of the Obligations and Collection Agent Fees; and

(ii)	Thereafter, once all Obligations and Collection Agent Fees have been paid in full, to be deposited into the Borrower’s Account.

For purposes of determining the amount to be deposited into the Administrative Agent’s Account pursuant to the preceding clause (A)(i) with respect to interest, Fees and Administrative Agent Amounts, the Administrative Agent shall, from time to time, provide written notice to the Collection Agent and the Borrower of the estimated per diem accrual amount of interest and Fees and of the Administrative Agent Amounts.  The Borrower agrees that it shall not instruct the Collection Agent to direct the RFA Trustee to hold in the RFA Trustee’s Account all or a portion of any Collections that otherwise would be deposited into the Borrower’s Account (as defined in the Receivables Financing Agreement) pursuant to the terms of the Receivables Financing Agreement if doing so would reduce the amounts that would otherwise be deposited into the Administrative Agent’s Account or the Cure Account pursuant to any of clauses (A) (i), (ii) or (iii) above.  The Borrower hereby authorizes the Administrative Agent, at any time and from time to time upon the occurrence and during the continuance of a Default or an Event of Default or if the aggregate outstanding principal balance of the Loans exceeds the Borrowing Base or if the Maturity Date shall occur, to instruct the RFA Trustee to disburse to the Administrative Agent any and all amounts held by or otherwise in the possession or control of the RFA Trustee (including, without limitation, in the RFA Trustee’s Account) that are to be deposited into the Borrower’s Account (as defined in the Receivables Financing Agreement) or otherwise paid to or for the benefit of the Borrower pursuant to the terms of the Receivables Financing Agreement.

Any such amounts received by the Administrative Agent under the preceding sentence shall be deposited into the Administrative Agent’s Account and distributed in the manner provided in this Section 2.19.

(b)           On each date on which any accrued interest, Fees or Collection Agent Fees are due and payable hereunder or any Administrative Agent Amounts have not been reimbursed or are due and payable and, in each case, there exists no Event of Default and such date is not the Maturity Date, the Administrative Agent shall distribute the amount then on deposit in the Administrative Agent’s Account in respect thereof to, in the case of any such interest, Fees and Administrative Agent Amounts, the Administrative Agent or Lender entitled to receive the same and, in the case of any such Collection Agent Fees, to the Collection Agent; provided, that if on any such date there shall be insufficient amounts on deposit in the Administrative Agent’s Account in respect thereof, such amounts shall be distributed (i) first, to the Administrative Agent for Administrative Agent Amounts, (ii) second, to the Collection Agent (if the Collection Agent is other than an Originator or one of its Affiliates) for due and payable Collection Agent Fees, (iii) third, ratably to the Administrative Agent and Lenders entitled to receive same for due and payable accrued interest and Fees and (iv) fourth, to the Collection Agent (if the Collection Agent is an Originator or one of its Affiliates) for due and payable Collection Agent Fees.

(c)           During the continuance of an Event of Default or if the Maturity Date shall occur, the Administrative Agent shall distribute the amount on deposit in the Administrative Agent’s Account to the payment of the Obligations and Collection Agent Fees in the following order: (i) first, to the Administrative Agent for Administrative Agent Amounts, (ii) second, to the Collection Agent (if the Collection Agent is other than an Originator or one of its Affiliates) for accrued and unpaid Collection Agent Fees, (iii) third, ratably to the Administrative Agent and Lenders entitled to receive same for accrued and unpaid interest and Fees, (iv) fourth, ratably to the Lenders in reduction of the aggregate outstanding principal on the Loans until such principal is reduced to zero, (v) fifth, ratably to the Beneficiaries for other unpaid Obligations and (vi) sixth, to the Collection Agent (if the Collection Agent is an Originator or one of its Affiliates) for accrued and unpaid Collection Agent Fees.

(d)           Nothing in this Section 2.19 shall relieve the Borrower of any obligation to pay any Obligation or Collection Agent Fee hereunder as and when the same shall be due and payable or to deposit into the Cure Account the amount then required to be deposited pursuant to Section 2.08(b).  If, on the date any Obligations or Collection Agent Fees are payable to the Administrative Agent, any Lender or the Collection Agent hereunder, the amount then on deposit in the Administrative Agent’s Account in respect thereof is less than the amount thereof then due and payable, the Borrower shall pay to the Administrative Agent for the benefit of the relevant Beneficiaries or the Collection Agent, as applicable, on such due date, the amount of such deficiency.

(e)           If at any time any payment of any Obligations is rescinded or must otherwise be returned by a Beneficiary for any reason, effective upon such rescission or return such payment shall automatically be deemed, as between the Beneficiaries and the Borrower, never to have occurred, and the Borrower shall be required, to the extent it received any amounts under this Section 2.19 or otherwise, to remit to the Administrative Agent for the account of the applicable Beneficiaries an amount equal to the rescinded or returned payment.

ARTICLE III

CONDITIONS PRECEDENT

The effectiveness of this Agreement and the obligations of the Lenders to make the Loans under this Agreement are subject to the fulfillment, to the satisfaction of the Administrative Agent, or waiver by the Administrative Agent of the following conditions precedent on or before February 20, 2009:

(a)           The Administrative Agent shall have received each of the following, duly executed by each of the parties thereto, and each in form and substance satisfactory to the Administrative Agent:

(i)	this Agreement;

(ii)	the Notes payable to the order of each Lender;

(iii)	the Funds Transfer Letter;

(iv)	an amendment to the Parent Undertaking (Originators) and the assignment thereof, in such form as may be required by the Administrative Agent in connection with the transactions contemplated hereby;

(v)	the Parent Undertaking (Collection Agent);

(vi)	an agreement of the Process Agent pursuant to which it agrees to act as such as called for by Section 11.10(a);

(vii)	the RFA Intercreditor Agreement;

(viii)	the Senior Collateral Intercreditor Agreement Amendment;

(ix)	the Fee Agreement, together with payment of any Fees thereunder required to be paid on or before the Effective Date;

(x)	an amendment to the Receivables Financing Agreement in such form as may be required by the Administrative Agent in connection with the transactions contemplated hereby;

(xi)	an amendment to each of the Purchase Agreements in such form as may be required by the Administrative Agent in connection with the transactions contemplated hereby;

(xii)	(1) Deposit Account Agreements with each Deposit Bank, (2) Governmental Entity Receivables Agreements with each Account

Bank, and (3) an amendment to the Deposit Account Agreements and Governmental Entity Receivables Agreements (as such terms are defined in the Receivables Financing Agreement) in such form as may be required by the Administrative Agent in connection with the transactions contemplated hereby;  and

(xiii)
a personal covenant letter from each director and member of each of the Borrower and Cayman SPE I agreeing not to introduce, present, vote on, adopt or pass any resolution which provides for the winding up  of (or has the effect of winding up) the Borrower or Cayman SPE I, as applicable, so long as any Commitments or Obligations remain outstanding.

(b)           The Administrative Agent shall have received the following, each (unless otherwise indicated), dated the Effective Date:

(i)
Certified copies of the resolutions (or similar authorization, if not a corporation) of the Board of Directors (or similar governing body or Persons, if not a corporation) of the Borrower, the Parent, the other Originators, the Collection Agent and the Predecessor Purchasers approving this Agreement, the Purchase Agreements, the Parent Undertakings and any other Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate or limited liability company, as the case may be, action and governmental approvals, if any, with respect to this Agreement, the Purchase Agreements, the Parent Undertakings and any such Transaction Documents.  One such certificate will be acceptable for any number of such Persons.

(ii)
A certificate of the Secretary or Assistant Secretary of the Borrower, the Parent, the other Originators, the Collection Agent and the Predecessor Purchasers certifying the names and true signatures of their respective officers authorized to sign this Agreement, the Purchase Agreements, the Parent Undertakings and the other documents to be delivered by it hereunder and thereunder.  One such certificate will be acceptable for any number of such Persons.

(iii)
A copy of the by-laws of the Parent and of the Memorandum and Articles of Association of Cayman SPE I and the Borrower, certified by the Secretary or Assistant Secretary (or, in the case of Cayman SPE I and the Borrower, a director) of the Parent, Cayman SPE I or the Borrower, as the case may be.

(iv)
A copy of the certificates of incorporation of each of HQ, the Parent and the other Originators certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization (or a certificate from the Secretary or Assistant Secretary of HQ, the Parent and the other Originators certifying that their respective certificates of incorporation have not been amended or modified from the copies thereof delivered for the closing of the Receivables Financing Agreement or, if amended or modified since such closing, attaching those amendments and modifications), and a certificate as to the good standing of each of the Borrower, Cayman SPE I, HQ, the Parent and the other Originators from such Secretary of State or other official (or, in the case of the Borrower and Cayman SPE I, the equivalent in the jurisdiction of their formation), dated as of a recent date.

(v)
Copies of proper financing statements (or similar filings to be made outside of the United States), duly filed on or before the Effective Date, under the UCC and other laws of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the ownership and security interests contemplated by this Agreement and the Purchase Agreements.

(vi)
Copies of proper financing statements (or similar filings to be made outside of the United States), if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, the Participated Receivables, Participation Interests, Contracts or Related Security previously granted by the Borrower, any Predecessor Purchaser or any Originator and (ii) the Collateral previously granted by the Borrower, in each case other than those security interests and financing statements or similar filings which are subject and referred to in the Senior Collateral Intercreditor Agreement, the RFA Intercreditor Agreement, the Receivables Financing Agreement or the other Transaction Documents.

(vii)
Completed requests for information (or similar requests to be made outside of the United States), dated on or before the Effective Date, listing all effective financing statements and other filings filed in the jurisdictions referred to in subsection (v) above and in any other jurisdictions reasonably requested by the Administrative Agent that name the Borrower, any Predecessor Purchaser or any Originator as debtor (in the case of any Predecessor Purchaser or any Originator, only to the extent requested by the Administrative Agent), together with copies of such financing statements and other filings (none of which shall cover any Receivables, Participated Receivables, Participation Interests, Contracts, Related Security or the Collateral except those relating to the Credit Agreement and the Indentures and those filed in connection with the transactions contemplated by the Purchase Agreements and the Receivables Financing Agreement).

(viii)
Favorable opinions of Skadden, Arps, Slate, Meagher & Flom LLP, Chapman & Cutler relating to various states’ local perfection issues, Parent general counsel, and Maples & Calder, as counsel for the Borrower, the Predecessor Purchasers, the Parent and the other Originators, as to such matters as the Administrative Agent may reasonably request.

(ix)	A certified copy of the executed Originator Purchase Agreement, Secondary Purchase Agreement and Tertiary Purchase Agreement, each, as amended through the Effective Date.

(x)	A certified copy of the executed Parent Undertaking (Originators), as amended through the Effective Date.

(c)           as of the Effective Date, the following statements shall be true (and acceptance of the proceeds of the Loans by the Borrower shall be deemed a representation and warranty by the Borrower, the Parent and the Collection Agent (each as to itself) that such statements are then true):

(i)	The representations and warranties contained in Sections 4.01 and 4.02 are correct on and as of the Effective Date as though made on and as of such date,

(ii)	No event has occurred and is continuing, or would result from the making of the Loans, that constitutes an Event of Default or an Default,

(iii)
There shall have been sold or contributed to the purchaser thereunder pursuant to each Purchase Agreement, all Originator Receivables arising on or prior to such date other than Government Receivables,

(iv)
There shall have been sold or contributed to the purchaser under each Purchase Agreement, all Participation Interests in all Originator Receivables which are Governmental Receivables arising on or prior to such date; and

(v)	No “Event of Termination” or “Incipient Event of Termination” under, and as each is defined in, the Receivables Financing Agreement shall have occurred and be continuing.

(d)           the Administrative Agent shall have received a completed Borrower Report, a completed Interim Report and a completed Daily Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) of the Receivables Financing Agreement and demonstrating that, after giving effect to the making of the Loans hereunder, no Event of Default or Default will occur and the Borrowing Base will equal or exceed the aggregate original principal amount of the Loans and the Administrative Agent shall be satisfied with the calculation of the borrowing base under the Receivables Financing Agreement (including, without limitation, the concentration limits utilized in such calculation).

(e)           in the reasonable judgment of the Administrative Agent, (i) since March 1, 2008, there shall have been no material adverse change in the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Borrower, Parent, any Originator, HQ or Cayman SPE I, and (ii) since January 22, 2009, there shall have occurred no circumstance, change or condition in the loan syndication, financial or capital markets generally that could reasonably be expected to materially impair syndication of the Loans.

(f)           the Administrative Agent shall have not discovered or otherwise become aware of any information not previously disclosed to it that is materially inconsistent with its understanding, based on the information previously provided to it, of the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Borrower, Parent, any Originator, HQ or Cayman SPE I.

(g)           the Administrative Agent shall have had an opportunity to conduct a take-over audit of the Collateral and the results of such audit shall have been satisfactory to the Administrative Agent.

(h)           the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.      Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants as follows, which representations and warranties shall be deemed repeated on each day during the Term:

(a)           The Borrower is an exempted company incorporated with limited liability validly existing and in good standing under the laws of the Cayman Islands, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b)           The execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Borrower’s use of the proceeds of the Loans, (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Borrower’s Memorandum and Articles of Association, (2) any law, rule or regulation applicable to the Borrower, (3) any contractual restriction binding on or affecting the Borrower or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement).  Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to herein and therein.

(d)           Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).

(e)           Since its date of formation, August 11, 2004, there has been no material adverse change in the business, operations, property, prospects or financial or other condition of the Borrower.

(f)           Except as set forth in Schedule V or as otherwise disclosed by the Parent in its publicly available SEC filings, there is no pending or threatened action, investigation or proceeding affecting the Borrower, the Parent or any of their Subsidiaries before any court, governmental agency or arbitrator which if determined adversely to any of them, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g)           No proceeds of any Loans will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)           The Borrower is the legal and beneficial owner of the Transferred Assets and Related Security free and clear of any Adverse Claim (other than the security interests therein granted under the Receivables Financing Agreement subject to the RFA Intercreditor Agreement).  The Administrative Agent for the benefit of the Lenders has a valid and perfected security interest in each Transferred Asset now existing or hereafter arising and in the Related Security and Collections with respect thereto, second only in priority to the security interests granted under the Receivables Financing Agreement that are the subject of the RFA Intercreditor Agreement.  No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office, except (i) those relating to the Credit Agreement and the Indentures, all of which the Borrower represents relate to security interests that are subject to the Senior Collateral Intercreditor Agreement, (ii) those relating to the Receivables Financing Agreement, all of which the Borrower represents relate to security interests that are subject to the RFA Intercreditor Agreement, (iii) those filed in favor of the Administrative Agent relating to this Agreement and (iv) those filed pursuant to the Purchase Agreements.  Each Transferred Asset characterized in any Borrower Report or other written statement made by or on behalf of the Borrower as an Eligible Receivable or Eligible Participation Interest, or as included in the Borrowing Base is, as of the date of such Borrower Report or other statement (or, if applicable, as of a date certain specified in such report), an Eligible Receivable or Eligible Participation Interest, as properly included in the Borrowing Base.

(i)           Each Borrower Report, Interim Report and Daily Report (if prepared by the Borrower or one of its Affiliates, or to the extent that information contained therein is supplied by the Borrower or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Borrower to the Administrative Agent or the Lenders in connection with and before or after the date of this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent or the Lenders, as the case may be, at such time) as of the date so furnished (or, if applicable, as of a date certain specified in such report), and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j)           The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps its records concerning the Transferred Assets are located at the address or addresses referred to in Section 5.01(b).

(k)           The names and addresses of all the Deposit Banks and Account Banks, together with the post office boxes and account numbers of the Lock-Boxes, Deposit Accounts and Governmental Entity Receivables Accounts, as the case may be, of the Borrower at such banks, are as specified in Schedule I hereto, as such Schedule I may be updated from time to time pursuant to Section 5.01(g).  The Lock-Boxes, Deposit Accounts and Governmental Entity Receivables Accounts, as the case may be, are the only post office boxes and bank accounts into which Collections of Receivables and Participated Receivables are deposited or remitted.  The Borrower has delivered to the Administrative Agent a fully executed Deposit Account Agreement or Governmental Entity Receivables Agreement with respect to each Deposit Account, Governmental Entity Receivables Account and any associated Lock-Boxes.

(l)            [Intentionally Omitted].

(m)          The Borrower is not known by and does not use any tradename or doing-business-as name.

(n)           The Borrower has no Subsidiaries.

(o)           (i) The fair value of the property of the Borrower is greater than the total amount of liabilities, including contingent liabilities, of the Borrower, (ii) the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay all probable liabilities of the Borrower on its debts as they become absolute and matured, (iii) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s abilities to pay such debts and liabilities as they mature and (iv) the Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower’s property would constitute unreasonably small capital.

(p)           With respect to each Transferred Asset, the Borrower (i) shall have received such Transferred Asset as a contribution to the capital of the Borrower by Cayman SPE I, (ii) shall have purchased such Transferred Asset from Cayman SPE I in exchange for payment (made by the Borrower to Cayman SPE I in accordance with the provisions of the Tertiary Purchase Agreement) of cash or (iii) shall have received such Transferred Asset partially as a capital contribution and partially for payment in cash, in each case in an amount which constitutes fair consideration and reasonably equivalent value.  Each such sale referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by Cayman SPE I to the Borrower.

(q)           Taxes.  The Borrower has timely filed or caused to be filed all required income tax and sales tax returns and reports and all other material tax returns and reports required to have been filed and has paid or caused to be paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, except where the payment of any such taxes is being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves.  The charges, accruals and reserves on the books of the Borrower in respect of such taxes or charges imposed by a Governmental Entity are, in the opinion of the Borrower, adequate for the payment thereof.

SECTION 4.02.      Representations and Warranties of the Collection Agent.  The Collection Agent hereby represents and warrants as follows, which representations and warranties shall be deemed repeated on each day during the Term:

(a)           The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)           The execution, delivery and performance by the Collection Agent of this Agreement and any other documents to be delivered by it hereunder (i) are within the Collection Agent’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Collection Agent’s charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent, (3) any contractual restriction binding on or affecting the Collection Agent or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.  This Agreement has been duly executed and delivered by the Collection Agent.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

(d)           This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).

(e)           Since March 1, 2008 there has been no material adverse change in the business, operations, property, prospects or financial or other condition of the Collection Agent.

(f)           Except as set forth in Schedule V, there is no pending or threatened action, investigation or proceeding affecting the Collection Agent or any of its Subsidiaries before any court, governmental agency or arbitrator which if determined adversely, could reasonably be expected to result in a Material Adverse Effect.

(g)           On each day during the Term, the outstanding principal balance of all Loans (less the amount of Cure Funds then in the Cure Account) is not greater than the Borrowing Base.  Each Transferred Asset characterized in any Borrower Report as an Eligible Receivable or Eligible Participation Interest, or as included in the Borrowing Base is, as of the date of such Borrower Report (or, if applicable, as of a date certain specified in such information), an Eligible Receivable or Eligible Participation Interest, or properly included in the Borrowing Base, as applicable.

ARTICLE V

COVENANTS

SECTION 5.01.      Covenants of the Borrower.  Until the Commitments have expired or been terminated and the principal and interest of each Loan and all other Obligations have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

(a)           Compliance with Laws, Etc.  The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges could not reasonably be expected to result in a Material Adverse Effect.

(b)           Offices, Records, Name and Organization.  The Borrower will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Assets at the address of the Borrower set forth on Schedule III hereto or, upon 30 days’ prior written notice to the Administrative Agent, at any other locations within the United States.  The Borrower will not change its name or its jurisdiction of organization, unless (i) the Borrower shall have provided the Administrative Agent with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions reasonably requested by the Administrative Agent to protect and perfect the security interest in the Transferred Assets have been taken and completed.  The Borrower also will maintain and implement (or cause the Collection Agent to maintain or implement) administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Assets and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Collection Agent to maintain or implement) all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and Participated Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and Participated Receivables and all Collections of and adjustments to each existing Participated Receivable).

(c)           Performance and Compliance with Contracts and Credit and Collection Policy.  The Borrower will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Assets and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each of the Transferred Assets and the related Contract.

(d)           Sales, Liens, Etc.  Except for the security interest created hereunder in favor of the Administrative Agent and the security interest created in favor of the RFA Program Agent under the Receivables Financing Agreement (and which is subject to the RFA Intercreditor Agreement), the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Collateral, or upon or with respect to any account to which any Collections of any Receivable or Participated Receivable are sent, or assign any right to receive income in respect thereof.

(e)           Extension or Amendment of Receivables and Participated Receivables.  Except as provided in Section 6.02(c), the Borrower will not (and will not permit the Collection Agent or any Originator to) extend, amend or otherwise modify the terms of any Receivable or Participated Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)           Change in Business or Credit and Collection Policy.  The Borrower will not make any change in the character of its business or in the Credit and Collection Policy that could, in either case, reasonably be expected to result in a Material Adverse Effect.

(g)           Change in Payment Instructions to Obligors.  The Borrower will not add or terminate any bank, post office box or bank account as a Deposit Bank, Account Bank, Lock-Box, Deposit Account or Governmental Entity Receivables Account from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Borrower or payments to be made to any such account or box, unless the Administrative Agent shall have received notice of such addition, termination or change (including an updated Schedule I) and a fully executed Deposit Account Agreement or Governmental Entity Receivables Agreement with each new Deposit Bank or Account Bank, as the case may be, or with respect to each new Lock-Box, Deposit Account or Governmental Entity Receivables Account.

(h)           Deposits to Lock-Boxes, Deposit Accounts, Governmental Entity Receivables Accounts.  The Borrower will (or will cause the Collection Agent or the Originators to) instruct all Obligors that are Governmental Entities other than Contract Payors to remit all their payments in respect of Participated Receivables to Governmental Entity Receivables Accounts or Lock-Boxes associated therewith.  The Borrower will (or will cause the Collection Agent or the Originators to) instruct all Obligors that are not Governmental Entities other than Contract Payors to remit all their payments in respect of Receivables to Deposit Accounts or Lock-Boxes associated therewith.  If the Borrower shall receive any Collections directly, it shall immediately (and in any event within one Business Day) deposit the same to a Deposit Account (in the case of Collections of Receivables) or a Governmental Entity Receivables Account (in the case of Collections of Participated Receivables).  The Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box, Deposit Account or Governmental Entity Receivables Account, cash or cash proceeds other than Collections of Receivables or Participated Receivables.

(i)            [Intentionally Omitted.]

(j)            Further Assurances.  (i) The Borrower agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect or protect the security interest granted under this Agreement, or to enable the Lenders or the Administrative Agent to exercise and enforce their respective rights and remedies under this Agreement.

(ii)	The Borrower authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Collateral.

(k)           Reporting Requirements.  The Borrower will provide to the Administrative Agent and the Lenders (in multiple copies, if requested by the Administrative Agent) the following:

(i)
as soon as available and in any event within 50 days (or such earlier date that is 5 days after the then-current filing deadline for the Parent’s Quarterly Report on Form 10-Q) after the end of each of the first three quarters of each fiscal year of the Parent, the Parent’s and its consolidated Subsidiaries’ consolidated balance sheet as of the end of such quarter and statements of income and cash flows for the then elapsed portion of such fiscal year for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a Financial Officer of the Parent;

(ii)
as soon as available and in any event within 105 days (or such earlier date that is 10 days after the then-current filing deadline for the Parent’s Annual Report on Form 10-K) after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(iii)
as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters (or such earlier date that is 5 days after the then-current filing deadline for the Parent’s Quarterly Report on Form 10-Q) and within 105 days after the end of the fourth fiscal quarter of each fiscal year (or such earlier date that is 10 days after the then-current filing deadline for the Parent’s Annual Report on Form 10-K) of the Borrower, a balance sheet of the Borrower as of the end of such quarter and a statement of income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a Financial Officer of the Borrower;

(iv)
as soon as possible and in any event within five days after the occurrence of each Event of Default or Default, a statement of a Financial Officer of the Borrower setting forth details of such Event of Default or Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)
promptly after the sending or filing thereof, copies of all reports that the Parent sends to any of its security holders, and copies of all reports and registration statements that the Parent or any of its Subsidiaries files with the SEC or any national securities exchange;

(vi)
promptly after the filing or receiving thereof, copies of all reports and notices that the Parent or any ERISA Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Parent or any ERISA Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Parent or any ERISA Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Parent and/or any such ERISA Affiliate in excess of $10,000,000;

(vii)
at least 30 days prior to any change in the name or jurisdiction of organization of the Parent, any Originator or the Borrower, a notice setting forth the new name or jurisdiction of organization and the effective date thereof;

(viii)
promptly after the Borrower obtains knowledge thereof, notice of any “Event of Termination”, “Facility Termination Date” or “Commitment Termination Date” under any Purchase Agreement or under the Receivables Financing Agreement;

(ix)
so long as any Loans shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that any Originator has stopped selling to HQ, pursuant to the Originator Purchase Agreement, all newly arising or acquired Originator Receivables and Participation Interests in Government Receivables; and notice that HQ or Cayman SPE I has stopped selling or contributing Receivables and Participation Interests in Government Receivables pursuant to the Secondary Purchase Agreement or the Tertiary Purchase Agreement, as the case may be;

(x)
at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of a Financial Officer of the Borrower to the effect that, to the best of such officer’s knowledge, no

Event of Default has occurred and is continuing or, if any Event of Default has occurred and is continuing, specifying the nature and extent thereof;

(xi)	promptly after receipt thereof, copies of all notices received by the Borrower from any Person under or with respect to any Purchase Agreement or the Receivables Financing Agreement;

(xii)	at least 60 days prior to the end of the last fiscal year of the Parent referred to in Schedule IV, a new Schedule IV, setting forth the Months for the upcoming fiscal year or years;

(xiii)
no later than March 15, 2009, a 12-Month adjusted EBITDA and liquidity forecast for the Parent (the “Forecast”) in form and substance reasonably satisfactory to the Administrative Agent, certified by a Financial Officer of the Parent;

(xiv)
(A) no later than 20 days after the Parent’s fiscal Month-end, a comparison of actual results for the prior Month as compared to the Forecast then delivered by the Parent and (B) no later than 20 days after the beginning of each fiscal quarter of the Parent, a new updated Forecast for such fiscal quarter, in each case in form and substance reasonably satisfactory to the Administrative Agent, certified by a Financial Officer of the Parent;

(xv)
contemporaneously with sending same under or with respect to the Receivables Financing Agreement (but without duplication of any such items delivered by the Borrower hereunder), copies of all reports, notices and other communications sent by the Borrower to any Person under or with respect to the Receivables Financing Agreement or any of the other “Transaction Documents” (as defined in the Receivables Financing Agreement);

(xvi)
promptly after the effectiveness thereof, copies of any amendments, modifications or waivers under or with respect to the Receivables Financing Agreement or any of the other “Transaction Documents” (as defined in the Receivables Financing Agreement);

(xvii)	promptly after the request of the Administrative Agent, information as to the amount of funds in the Borrower’s Account (as defined both herein and in the Receivables Financing Agreements); and

(xviii)
such other information respecting the Receivables, Participated Receivables, or Participation Interests or the condition or operations, financial or otherwise, of the Borrower, the Parent or any other Originator as the Administrative Agent or any Lender may from time to time reasonably request, to the extent such disclosure is permitted under applicable law, rule or regulation.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (v) of this Section 5.01(k) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet at http://www.riteaid.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Parent shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (v) of this Section 5.01(k) to the Administrative Agent or any Lender who requests the Parent to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable.

The Borrower and the Originators hereby acknowledge that (a) the Administrative Agent may make available to the Lenders materials and/or information (collectively, “Borrower Party Materials”) provided by or on behalf of any of the Borrower, the Originators, Parent, HQ and Cayman SPE I (collectively, the “Borrower Parties”) hereunder by posting the Borrower Party Materials on Intralinks, the Internet or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower Parties or any of their securities) (each, a “Public Lender”).  The Borrower and each Originator agrees that (w) all Borrower Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Party Materials “PUBLIC,” Borrower and each Originator, on its behalf and on behalf of each other Borrower Party,  shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Party Materials as not containing any material non-public information with respect to any Borrower Party or its securities for purposes of United States federal and state securities laws; (y) all Borrower Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated for distribution of “PUBLIC” materials and/or information; and (z) the Administrative Agent shall treat any Borrower Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated for distribution of “PUBLIC” materials and/or information and shall not make such Borrower Party Materials available through the portion of the Platform designated for distribution of “PUBLIC” materials and/or information.  At the request of the Administrative Agent, the Borrower shall promptly provide to the Administrative Agent versions of any non-“PUBLIC” Borrower Party Materials that do not contain material non-public information with respect to the Borrower Parties and their securities, which versions shall be suitable for posting through a portion of the Platform designated for distribution of “PUBLIC” materials and/or information.  None of the Administrative Agent, any Lender or any other Indemnified Party shall be liable to any Borrower Party or any of their respective Affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized Persons of information or other materials sent though the Platform that are intercepted by such Persons.

(l)           Separateness.

(i)	[Intentionally Omitted.]

(ii)	The Borrower shall not direct or participate in the management of any of the Other Companies’ operations or of any other Person’s operations.

(iii)
The Borrower shall conduct its business from an office separate from that of the Other Companies and any other Person (but which may be located in the same facility as one or more of the Other Companies).  The Borrower shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies and any other Person.

(iv)	The Borrower shall at all times be adequately capitalized in light of its contemplated business.

(v)	The Borrower shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi)
The Borrower shall maintain its assets and transactions separately from those of the Other Companies and any other Person and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies and any other Person.  The Borrower shall hold itself out to the public under the Borrower’s own name as a legal entity separate and distinct from the Other Companies.  The Borrower shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies or any other Person.

(vii)
The Borrower shall not maintain any joint account with any Other Company or any other Person or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company or any other Person.

(viii)
The Borrower shall not make any payment or distribution of assets with respect to any obligation of any Other Company or any other Person or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company or any other Person.

(ix)	The Borrower shall not make loans, advances or otherwise extend credit to any of the Other Companies.

(x)	The Borrower shall comply in all material respects with its organizational documents and resolutions.

(xi)	The Borrower shall have recorded any security interests in its Register of Mortgages and Charges, with respect to all assets purchased from any of the Other Companies.

(xii)	The Borrower shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and the other Transaction Documents.

(m)           Tertiary Purchase Agreement.  The Borrower will not amend, waive or modify any provision of the Tertiary Purchase Agreement or waive the occurrence of any “Event of Termination” under the Tertiary Purchase Agreement, without in each case the prior written consent of the Administrative Agent; provided, however, that the Borrower may amend the percentage set forth in the definition of “Discount” in the Tertiary Purchase Agreement in accordance with the provisions of the Tertiary Purchase Agreement without the consent of the Administrative Agent, provided, further, that the Borrower shall promptly notify the Administrative Agent and each Lender of any such amendment.  The Borrower will perform all of its obligations under the Tertiary Purchase Agreement in all material respects and will enforce the Tertiary Purchase Agreement in accordance with its terms in all material respects.

(n)           Nature of Business.  The Borrower will not engage in any business other than the purchase or acquisition of Transferred Assets, Related Security and Collections from Cayman SPE I and the transactions contemplated by this Agreement and the Receivables Financing Agreement.  The Borrower will not create or form any Subsidiary.

(o)           Mergers, Etc.  The Borrower will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as specifically contemplated by this Agreement and the other Transaction Documents.

(p)           Distributions, Etc.  The Borrower will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of equity interests of the Borrower, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of equity of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Borrower may declare and pay cash dividends on its share capital to its shareholders so long as (i) no Default or Event of Default shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the laws of The Cayman Islands, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Borrower.

(q)           Debt.  The Borrower will not incur any Debt, other than any Debt incurred pursuant to this Agreement and any Debt incurred pursuant to the Receivables Financing Agreement; provided that the aggregate principal amount of Debt outstanding under the Receivables Financing Agreement shall not at any time exceed $345,000,000 (or, if less, the First Lien Cap (as defined in the RFA Intercreditor Agreement)).

(r)           Memorandum and Articles of Association.  The Borrower will not amend or delete or modify its Memorandum and Articles of Association, without the prior written consent of the Administrative Agent.

(s)           Additional Information.  If additional information is requested by the Obligor as to a bill or supporting claim documents, the Borrower will cause the applicable

Originator to promptly provide the same and, if any error has been made with respect to such information, cause the applicable Originator to promptly correct the same and, if necessary, to rebill such Originator Receivable.

(t)           Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for the purchase of Transferred Assets and Related Security with respect thereto from Cayman SPE I pursuant to the Tertiary Purchase Agreement, to repay Debt owing under the Receivables Financing Agreement and to pay transaction costs, fees and expenses in connection with this Agreement.

(u)           RFA Intercreditor Agreement.  The Borrower will not take any action in contravention of the terms of the RFA Intercreditor Agreement and will comply with all of the terms and provisions thereof applicable to the Borrower.

(v)           Amendments to First Lien Loan Documents.  (i) If any amendment, supplement or other modification of any provision of the First Lien Loan Documents has the effect of imposing on the Borrower any representations, warranties, covenants, events of default or remedies that are more restrictive or burdensome to the Borrower than the terms and provisions of such First Lien Loan Documents as in effect on the date of this Agreement, or altering any definitions to effect any of the foregoing, (A) the Required Lenders shall be entitled to require that a substantially similar amendment be made to the comparable Second Lien Loan Documents, and (B) the Borrower hereby irrevocably and unconditionally agrees that at least three (3) Business Days prior to effecting any such amendment, supplement or other modification of any provision of such First Lien Loan Documents, the Borrower shall, with respect to the applicable Second Lien Loan Documents, provide to the Administrative Agent and the Lenders an amendment or amendments (the “Corresponding Amendment”) that amends the applicable Second Lien Loan Documents to effect such modifications on equivalent terms.  The Required Lenders, at their sole discretion, may accept or decline any Corresponding Amendment.  If the Required Lenders accept any Corresponding Amendment, the Borrower hereby irrevocably and unconditionally agrees to effect the Corresponding Amendment substantially concurrently with the related amendment, supplement or modification of the First Lien Loan Documents.

 (ii) The Borrower will not, directly or indirectly, enter into any amendment, supplement or modification of any of the First Lien Loan Documents (or consent or agree thereto) if any such amendment, supplement or modification shall:

(1)           increase the aggregate principal amount of, without duplication, loans or other extensions of credit or commitments therefor so that the aggregate principal amount of such loans or other extensions of credit is in excess of the First Lien Cap (as defined in the RFA Intercreditor Agreement);

(2)           modify the method of computing interest or Yield (as defined in the Receivables Financing Agreement) or increase the interest or Yield rate (including by any increase in the “applicable margin” or similar component of the interest rate) or interest or yield provisions applicable to the First Lien Obligations (as defined in the RFA Intercreditor Agreement) or any commitment fee, program fee, liquidity fee, or similar fee so that the combined interest rate and fees are increased by more than 2% per annum in the aggregate (excluding increases resulting from (A) increases in the underlying reference rate not caused by any amendment, supplement or modification of the Receivables Financing Agreement, or (B) accrual of interest or Yield at the rate applicable following an “Event of Termination” under and as defined in the Receivables Financing Agreement as in effect on the date hereof);

(3)           extend any scheduled amortization payments or the scheduled final maturity of the Receivables Financing Agreement or make amendments or modifications to (A) clause (a) of the definition of “Facility Termination Date” contained in the Receivables Financing Agreement as in effect on the date hereof to make the date appearing therein later than September 14, 2010, or (B) clause (a) of the definition of “Commitment Termination Date” contained in the Receivables Financing Agreement as in effect on the date hereof, other than the extension of the date appearing therein to a date no later than September 14, 2010 or (C) clause (d) of such definition of “Commitment Termination Date” to make the date appearing therein later than September 14, 2010;

(4)           amend, modify or have the effect of a modification of the mandatory prepayment provisions of the Receivables Financing Agreement in a manner that reduces amounts which would be otherwise required to be used to prepay the First Lien Obligations (as defined in the RFA Intercreditor Agreement);

(5)           amend Sections 2.04 or 2.04A of the Receivables Financing Agreement or alter any instructions in effect on the date hereof directing collections of Collateral to be remitted to the RFA Trustee’s Account or alter the way collections of Collateral are to be distributed pursuant to the Receivables Financing Agreement as in effect on the date hereof;

(6)           modify or add any covenant or event of default under the First Lien Loan Documents which directly restricts the Borrower from making payments under the Second Lien Loan Documents which would otherwise be permitted under the First Lien Loan Documents as in effect on the date hereof;

(7)           increase the “Concentration Limit” (as defined in the Receivables Financing Agreement) applicable to any account debtor (other than, in the event any such “Concentration Limit” is decreased after the date hereof, increases in such “Concentration Limit” to a rate no higher than that existing on the date hereof) or make amendments or modifications to the definitions of “Borrowing Base”, “Eligible Participated Receivable”, “Eligible Receivable”, “Net Receivables Pool Balance” or any definitions used therein or applicable thereto contained in the Receivables Financing Agreement as in effect on the date hereof that have the effect of increasing the amount of credit available to the Borrower (other than, in the event a Reserve (as defined in the RFA Intercreditor Agreement) is increased after the date hereof, decreases in such Reserve to a level no greater than that existing on the date hereof);

(8)           make amendments or modifications to Section 7.01(h) or Section 7.01(s) of the Receivables Financing Agreement or to the definitions of “Default Ratio”, “Delinquency Ratio”, “Dilution Ratio”, “Receivable Turnover Days” or any definitions used therein or applicable thereto contained in the Receivables Financing Agreement as in effect on the date hereof, if the effect of any such amendment or modification would be to make the provisions of Section 7.01(h) or 7.01(s) less restrictive with respect to the Borrower or the Collateral, or waive compliance with Section 7.01(h) or 7.01(s) of the Receivables Financing Agreement; or

(9)           amend or modify the definition of “Amortization Period” contained in the Receivables Financing Agreement or have the effect of changing the start date of such period from the way such definition works as of the date hereof.

SECTION 5.02.      Covenants of the Borrower, the Collection Agent and the Originators.  Until the Commitments have expired or been terminated and the principal and interest of each Loan and all other Obligations have been paid in full, each of the Borrower, the Collection Agent and each Originator will, at their respective expense, from time to time during regular business hours as requested by the Administrative Agent permit the Administrative Agent or its agents or representatives (including independent public accountants, which may be the Borrower’s or the Parent’s independent public accountants), (i) to conduct audits of the Receivables, Participated Receivables, the Related Security and the related books and records and collections systems of the Borrower, the Collection Agent or such Originator, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower, the Collection Agent or such Originator, as the case may be, relating to Receivables, Participated Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Borrower, the Collection Agent or such Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Receivables, Participated Receivables and the Related Security or the Borrower’s, the Collection Agent’s or such Originator’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Borrower, the Collection Agent or such Originator, as the case may be, having knowledge of such matters.  In addition, upon the Administrative Agent’s request no more than four times per year (but without such limitation if an audit deficiency is described during any such audit), the Administrative Agent will, at the Borrower’s expense, appoint independent public accountants or other Persons acceptable to the Administrative Agent (which shall not be the Parent’s or the Borrower’s independent public accountants who perform regular financial statement audits for the Parent and its Subsidiaries), to prepare and deliver to the Administrative Agent and each Lender a written report with respect to the Receivables, Participated Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Administrative Agent.  The foregoing to the contrary notwithstanding, prior to the RFA Termination Date, each audit performed by independent public accountants or other Persons acceptable to the RFA Program Agent pursuant to the sentence of Section 5.02 of the Receivables Financing Agreement (as in effect on the date hereof) corresponding to the preceding sentence shall constitute an audit under the preceding sentence, provided that the Administrative Agent receives a copy of the reports and other information provided to the RFA Program Agent in connection with such audit and such reports and other information are posted on the Platform.  In conjunction with the audits, examinations and visits referred to in the first two sentences of this Section 5.02, the Administrative Agent and its agents, representatives, advisors or consultants shall have full access during regular business hours to premises, books and records and members of management as may be reasonably requested by the Administrative Agent or any such agent, representative, advisor or consultant in connection with a review of the business and operations of the Borrower (including budgets, records, projections, financial information, reports and turnaround plans) and the Borrower shall at all times cooperate with the reasonable requests of the Administrative Agent and its agents, representatives, advisors or consultants.  Until the Commitments have expired or been terminated and the principal and interest of each Loan and all other Obligations have been paid in full, the Parent shall continue to report in its filings with the SEC the borrowing base calculations under the Receivables Financing Agreement in a manner and at such time as it has historically done and shall additionally include in such filings the borrowing base calculations under this Agreement in a similar manner.

ARTICLE VI

ADMINISTRATION AND COLLECTION
OF RECEIVABLES AND PARTICIPATED RECEIVABLES

SECTION 6.01.      Designation of Collection Agent.  The servicing, administration and collection of the Receivables and Participated Receivables shall be conducted by the Collection Agent so designated hereunder from time to time.  Until the Administrative Agent gives notice to the Borrower of the designation of a new Collection Agent in accordance with the terms hereof, HQ is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof.  At any time after the occurrence and during the continuance of a Collection Agent Default (and then, only after the RFA Termination Date or earlier if permitted under the RFA Intercreditor Agreement), the Administrative Agent may and, at the request of the Required Lenders, the Administrative Agent shall designate as Collection Agent any Person (including itself) to succeed the Parent or any successor Collection Agent, if such Person shall consent and agree to the terms hereof.  The Collection Agent may, with the prior consent of the Administrative Agent, subcontract with any other Person (except that in the case of an Originator no such consent is required) for the servicing, administration or collection of the Receivables and Participated Receivables.  Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Collection Agent.  The foregoing to the contrary notwithstanding (but subject to the RFA Intercreditor Agreement), until the RFA Termination Date, the “Collection Agent” under, and as defined in, the Receivables Financing Agreement from time to time shall be the Collection Agent hereunder and the right of the Administrative Agent to designate any successor Collection Agent shall be subject to the prior right of the RFA Program Agent to designate the “Collection Agent” under the Receivables Financing Agreement.

SECTION 6.02.      Duties of Collection Agent.  (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable and Participated Receivable from time to time, all in accordance in all material respects with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  The Borrower, the Administrative Agent and the Lenders hereby appoint the Collection Agent, from time to time designated pursuant to Section 6.01 (including, without limitation, deemed designated pursuant to the last sentence thereof), as agent for themselves to enforce their respective rights and interests in the Receivables, the Participated Receivables, the Participation Interests, the Related Security and the Collections with respect thereto.  In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables or Participated Receivables and shall act in the best interests of the Borrower, the Lenders and the Administrative Agent.

(b)           The Collection Agent shall (i) prior to the RFA Termination Date, administer the Collections in accordance with the terms and conditions of the Receivables Financing Agreement and, to the extent not inconsistent with the Receivables Financing Agreement, this Agreement (including, without limitation, Sections 2.08(b) and 2.19), and (ii) thereafter, administer the Collections in accordance with the terms and conditions of this Agreement (including, without limitation, Sections 2.08(b) and 2.19).

(c)           If no Event of Default or Default shall have occurred and be continuing, HQ, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable or Participated Receivable as it deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Receivable or Participated Receivable, provided that the classification of any such Receivable or Participated Receivable as ineligible for inclusion in the Borrowing Base shall not be affected by any such extension.

(d)           The Collection Agent shall hold in trust for the Borrower, the Administrative Agent and each Lender, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Assets.  The Collection Agent shall mark each Originator’s master data processing records evidencing the Transferred Assets with a legend, acceptable to the Administrative Agent, evidencing that such Transferred Assets have been sold to the Borrower and marking the Participated Receivables with a legend, acceptable to the Administrative Agent, evidencing that such Purchased Receivables are the subject of a Participation Interest sold to the Borrower.

(e)           The Collection Agent shall, as soon as practicable following receipt, turn over to the Person entitled thereto any cash collections or other cash proceeds received with respect to Receivables and Participated Receivables not constituting Collateral.

(f)           The Collection Agent shall, from time to time at the request of the Administrative Agent, furnish to the Administrative Agent (promptly after any such request) (i) a calculation of the amounts set aside for or payable to the Investors, the Banks, the Investor Agents and the Collection Agent (as such terms are defined in the Receivables Financing Agreement) pursuant to Sections 2.04 and 2.04A of the Receivables Financing Agreement and (ii) information in reasonable detail as to funds deposited into the Administrative Agent’s Account and the Cure Account.

(g)           The Collection Agent shall:

(i)
No later than 3:00 p.m. (New York City time) on the seventh Business Day of each Month, prepare and forward to the Administrative Agent a Borrower Report relating to the Receivables and Participated Receivables outstanding on the last day of the immediately preceding Month.

(ii)	On each Business Day, by no later than 12:00 noon (New York City time), provide to the Administrative Agent, a Daily Report as of the prior Business Day.

(iii)	[Intentionally Omitted].

(iv)
No later than 12:00 noon (New York City time) on the fourth Business Day following the end of each calendar week of each Month, prepare and deliver to the Administrative Agent an Interim Report relating to Receivables and Participated Receivables outstanding on the last day of such calendar week.

The Collection Agent shall transmit the Borrower Reports and the Daily Reports to the Administrative Agent and the Lenders, concurrently by facsimile and by electronic mail (each an “E-Mail Report”).  Each E-Mail Report shall be (A) formatted as the Administrative Agent may designate from time to time and shall be digitally signed and (B) sent to the Administrative Agent and the Lenders, at an electronic mail address designated by each of them.

SECTION 6.03.      Certain Rights of the Administrative Agent.  (a) After the occurrence and during the continuance of an Event of Default or a Default, the Administrative Agent may and, at the direction of the Required Lenders, shall notify the Obligors of Receivables and Participated Receivables, at any time and at the Borrower’s expense, of the security interest granted under this Agreement.

(b)           At any time after the occurrence and during the continuance of an Event of Default or a Default:

(i)
The Administrative Agent may, and, at the direction of the Required Lenders, the Administrative Agent shall to the extent permitted under applicable law, direct the Obligors of Receivables and Participated Receivables that all payments thereunder be made directly to the Administrative Agent or its designee.

(ii)
At the Administrative Agent’s request and at the Borrower’s expense, the Borrower shall notify each Obligor of Receivables and Participated Receivables of the security interest in the Receivables or Participated Receivables granted under this Agreement and direct that payments be made directly to the Administrative Agent or its designee.

(c)           At any time:

(i)
At the Administrative Agent’s request and at the Borrower’s expense, the Borrower and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Receivables and Participated Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Receivables and Participated Receivables, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables and Participated Receivables in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(ii)
The Borrower authorizes the Administrative Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Receivables and Participated Receivables, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections of Receivables and Participated Receivables and enforcing the Receivables and Participated Receivables and the Related Security and related Contracts.

SECTION 6.04.      Rights and Remedies.  (a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be required to) (after notice to the Collection Agent and such failure to perform, if capable of being cured, is not cured within five Business Days after such notice is sent) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Collection Agent.

(b)           The Borrower and the Originators shall perform their respective obligations under the Contracts related to the Receivables, the Participated Receivables or the Participation Interests and the exercise by the Administrative Agent on behalf of the Lenders of their rights under this Agreement shall not release the Originators, the Collection Agent or the Borrower from any of their duties or obligations with respect to any Receivables, the Participated Receivables or the Participation Interests or related Contracts.  Neither the Administrative Agent nor the Lenders shall have any obligation or liability with respect to any Receivables, the Participated Receivables or the Participation Interests or related Contracts, nor shall any of them or the Borrower be obligated to perform the obligations of the Originators thereunder.

(c)           In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of any Purchase Agreement, the provisions of Article VI of this Agreement shall control.

SECTION 6.05.      Further Actions Evidencing the Loans.  The Borrower and each Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Administrative Agent or the Required Lenders may reasonably request, to perfect, protect or more fully evidence the security interest granted hereunder, or to enable the Lenders or the Administrative Agent to exercise and enforce their respective rights and remedies hereunder.  Without limiting the foregoing, the Borrower and each Originator hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions as the Administrative Agent may reasonably determine are necessary to perfect the security interest granted to the Administrative Agent pursuant to Section 2.17 hereof or the interests assigned pursuant to the Originator Purchase Agreement.  Such financing statements filed against the Borrower may describe the collateral in the same manner specified in Section 2.17 hereof or in any other manner as the Administrative Agent may reasonably determine is necessary to ensure the perfection of such security interest, including, without limitation, describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

SECTION 6.06.      Covenants of the Collection Agent and each Originator.  (a) [Intentionally Omitted.]

(b)           Change in Credit and Collection Policy.  Neither the Collection Agent nor any Originator will make any change in the Credit and Collection Policy that would impair the collectibility of a significant amount of the Receivables or Participated Receivables or the ability of HQ (if it is acting as Collection Agent) to perform its obligations under this Agreement.  In the event that the Collection Agent or any Originator makes any change to the Credit and Collection Policy, it shall, contemporaneously with such change, provide the Administrative Agent with an updated Credit and Collection Policy and a summary of all material changes.

(c)           Change in Payment Instructions to Obligors.  The Collection Agent will not add or terminate any bank, post office box or bank account as a Deposit Bank, Account Bank, Lock-Box, Deposit Account or Governmental Entity Receivables Account from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Borrower or payments to be made to any such box or account, unless the Administrative Agent shall have received notice of such addition, termination or change (including an updated Schedule I) and a fully executed Deposit Account Agreement, Governmental Entity Receivables Agreement with each new Deposit Bank or Account Bank or with respect to each new such box or account.

(d)           Deposits to Governmental Entity Receivables Accounts, Lock-Boxes and Deposit Accounts.  The Collection Agent will (or will cause the Borrower or the Originators to) instruct all Obligors that are Governmental Entities (other than Contract Payors) to remit all their payments in respect of Participated Receivables to Governmental Entity Receivables Accounts or Lock-Boxes associated therewith.  The Collection Agent will (or will cause the Borrower or the Originator to) instruct all Obligors that are not Governmental Entities (other than Contract Payors) to remit all their payments in respect of Receivables to Deposit Accounts or Lock-Boxes associated therewith.  If the Collection Agent shall receive any Collections directly, it shall immediately (and in any event within one Business Day) deposit the same to a Deposit Account or a Governmental Entity Receivables Account, as the case may be.  The Collection Agent will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-

Box, Deposit Account or Governmental Entity Receivables Account cash proceeds other than Collections of Receivables or Participated Receivables.

In furtherance of the foregoing, the Collection Agent (i) represents and warrants that, prior to the date hereof, it has notified all Obligors that are not Governmental Entities (other than Contract Payors) to remit all their payments in respect of Receivables to Deposit Accounts or Lock-Boxes associated therewith and (ii) agrees to use ongoing commercially reasonable efforts to obtain compliance with such notice from those Obligors who have failed to so comply.

(e)           Maintenance of Records.  The Collection Agent also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and Participated Receivable and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and Participated Receivable and all Collections of and adjustments to each existing Receivable and Participated Receivable).

SECTION 6.07.      Indemnities by the Collection Agent.  Without limiting any other rights that the Administrative Agent, any Lender or any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for Receivables and Participated Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or franchise taxes measured by income or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the security interest granted hereunder or in respect of any Receivable, Participated Receivable or any Contract):

(i)
any representation made or deemed made by the Collection Agent pursuant to Section 4.02(g) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii)
the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Receivable, Participated Receivable, or Contract; or the failure of any Receivable, Participated Receivable, or Contract to conform to any such applicable law, rule or regulation;

(iii)
the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, Participated Receivables, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(iv)	any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(v)	the commingling of Collections of Receivables or Participated Receivables at any time by the Collection Agent with other funds;

(vi)
any breach of an obligation of the Collection Agent reducing or impairing the rights of the Administrative Agent or the Lenders with respect to any Receivable or Participated Receivable or the value of any Receivable or Participated Receivable;

(vii)	any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

(viii)
any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable or Participated Receivable.

SECTION 6.08.      Representations of the Collection Agent.  The Collection Agent hereby represents and warrants as follows:

(a)           Lock Boxes, Deposit Accounts and Governmental Entity Receivables Accounts.  Specified on Schedule I hereto (as amended by the Collection Agent from time to time in accordance with Section 6.09(b)) are (i) the Lock Box numbers, and (ii) the names, addresses and ABA numbers of all the Deposit Banks and Account Banks, together with the account numbers of the Deposit Accounts or Governmental Entity Receivables Accounts, as the case may be, and the name of a contact person at each Deposit Bank and Account Bank, as the case may be.

(b)           Payment Instructions.  It has notified (or has caused the Originators to notify) the Obligor on each Receivable or Participated Receivable other than Contract Payors to make payments on such Receivable or Participated Receivable to either one of the Lock Boxes or one of the Deposit Accounts or Governmental Entity Receivables Account, as applicable.

(c)           Daily Reports, Interim Reports and Borrower Reports.  Each Daily Report, Interim Report and Borrower Report delivered by the Collection Agent pursuant to this Agreement shall be true and correct in all material respects on the date such report or certificate is delivered.

SECTION 6.09.      Establishment of Deposit Accounts.  (a) [Intentionally Omitted].

(b)           Deposit Accounts and Governmental Entity Receivables Accounts.  On or prior to the date of this Agreement, the Collection Agent for the benefit of the Beneficiaries, shall establish and maintain or cause to be established and maintained (i) Lock Boxes to which Obligors will remit payments with respect to Receivables and (ii) Deposit Accounts or Governmental Entity Receivables Accounts with an Eligible Institution.  Obligors will be directed to remit payments with respect to their Receivables or Participated Receivables to a Lock Box, a Deposit Account or a Governmental Entity Receivables Account in accordance with the terms of Section 6.06(d).  Except as contemplated by the Transaction Documents (as defined in the Receivables Financing Agreement), the Lock Boxes (other than those to which only Collections relating to Participated Receivables of Governmental Entities are directed) and Deposit Accounts shall be under the sole control of the Administrative Agent for the benefit of the Beneficiaries, and neither the Borrower, the Collection Agent, the Parent nor any Person claiming by, through or under the Borrower, the Collection Agent, or the Parent, shall have any right, title or interest in, or any right to withdraw any amount from, any Lock Box (other than those to which only Collections relating to Participated Receivables of Governmental Entities are directed).  The Collection Agent shall transfer Collections to the Cure Account or the Administrative Agent’s Account, as applicable, in the manner set forth in Sections 2.08(b) and 2.19.  Each Deposit Account and Governmental Entity Receivables Account shall be maintained with documentation and instructions in form and substance satisfactory to the Administrative Agent.  The Collection Agent will not (i) make any change in any Lock Box numbers, the name, address or ABA number of any Deposit Bank or Account Bank, or the account number of any Deposit Account from that set forth in Schedule I hereto or (ii) amend any instruction to any Obligor or any instruction to or agreement with any Deposit Bank or Account Bank with respect to any Lock Box, Deposit Account or Governmental Entity Receivables Account (other than to (A) redirect payments of Obligors to a different Lock Box or Deposit Account, (B) close unused Lock Boxes, Deposit Accounts and Governmental Entity Receivables Accounts and (C) open new Lock Boxes, Deposit Accounts and Governmental Entity Receivables Accounts if the Administrative Agent shall have received executed copies of the Deposit Account Agreements or Governmental Entity Receivables Agreements with each new Deposit Bank or Account Bank and an updated Schedule I) unless the Administrative Agent shall have given its prior consent to such change or amendment.

SECTION 6.10.      Establishment of Administrative Agent’s Account and Cure Account.  (a)  (1) The Collection Agent, for the benefit of the Beneficiaries, shall, on or prior to the second Business Day after the date of this Agreement, establish and maintain in the name of the Administrative Agent  a non-interest bearing account accessible only by and under the sole dominion and control of the Administrative Agent (the “Administrative Agent’s Account”), which shall be identified as the “Administrative Agent’s Account for the Rite Aid Funding II Credit Agreement” and shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Beneficiaries.  The Administrative Agent’s Account shall initially be established with the Administrative Agent or an Affiliate thereof and thereafter may only be established or maintained at an Eligible Institution.  Except as specifically provided in this Agreement, the Administrative Agent agrees that it shall have no right of set-off or banker’s lien against and no right to otherwise deduct from any funds held in the Administrative Agent’s

Account for any amount owed to it by any Beneficiary, the Borrower, any Predecessor Purchaser or any Originator.  The tax identification number associated with the Administrative Agent’s Account shall be that of the Borrower.

(ii)
At the written direction of the Collection Agent (which may be a standing direction), funds on deposit in the Administrative Agent’s Account shall be invested by the Administrative Agent in Eligible Investments selected by the Collection Agent that will mature so that such funds will be available to be distributed out of the Administrative Agent’s Account as and when required pursuant hereto.  All such Eligible Investments shall be held by the Administrative Agent for the benefit of the Beneficiaries.  All amounts on deposit in the Administrative Agent’s Account (including, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit therein) shall be applied in accordance with Section 2.19 or as otherwise provided herein.

(b)           (1)           The Collection Agent, for the benefit of the Beneficiaries, shall, on or prior to the second Business Day after the date of this Agreement, establish and maintain in the name of the Administrative Agent a non-interest bearing account accessible only by and under the sole dominion and control of the Administrative Agent (the “Cure Account”), which shall be identified as the “Cure Account for the Rite Aid Funding II Credit Agreement” and shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Beneficiaries.  The Cure Account shall initially be established with the Administrative Agent or an Affiliate thereof and thereafter may only be established or maintained at an Eligible Institution.  Except as specifically provided in this Agreement, the Administrative Agent agrees that it shall have no right of set-off or banker’s lien against and no right to otherwise deduct from any funds held in the Cure Account for any amount owed to it by any Beneficiary, the Borrower, any Predecessor Purchaser or any Originator.  The tax identification number associated with the Cure Account shall be that of the Borrower.

(ii)
At the written direction of the Collection Agent (which may be a standing direction), funds on deposit in the Cure Account shall be invested by the Administrative Agent in Eligible Investments selected by the Collection Agent that will mature so that such funds will be available on or before the end of any then applicable Cure Period.  All such Eligible Investments shall be held by the Administrative Agent for the benefit of the Beneficiaries.

(c)           The Administrative Agent, on behalf of the Beneficiaries, shall possess all right, title and interest in and to all funds on deposit from time to time in, and all Eligible Investments credited to, the Administrative Agent’s Account and the Cure Account and in all proceeds thereof.  Each of the Administrative Agent’s Account and the Cure Account shall be under the sole dominion and control of the Administrative Agent for the benefit of the Beneficiaries.  If, at any time, either of the Administrative Agent’s Account or the Cure Account is held by an institution other than the Administrative Agent, an Affiliate thereof or an Eligible Institution, the Administrative Agent (or the Collection Agent, at the direction of the Administrative Agent and on its behalf) shall within 10 Business Days establish a new

Administrative Agent’s Account or Cure Account, as applicable, meeting the conditions specified in paragraph (a)(i) or (b)(i) above, as applicable, and shall transfer any cash and/or any investments in the applicable existing account to such new Administrative Agent’s Account or Cure Account, as applicable.  Neither the Borrower, the Collection Agent nor any Person or entity claiming by, through or under the Borrower, the Collection Agent or any such Person or entity shall have any right, title or interest in, or any right to withdraw any amount from, either of the Administrative Agent’s Account or Cure Account, except as expressly provided herein.  Once the Administrative Agent’s Account and the Cure Account have been established, the Collection Agent shall deliver to the Administrative Agent a Schedule VII which identifies each of the Administrative Agent’s Account and the Cure Account by setting forth the identification name of such account, the account number of each such account, the account designation of each such account and the name and location of the institution with which such account has been established.  If a substitute Administrative Agent’s Account or Cure Account is established pursuant to this Section 6.10, the party establishing such substitute Administrative Agent’s Account or Cure Account shall promptly provide to the Collection Agent or the Administrative Agent, as applicable, an amended Schedule VII, setting forth the relevant information for such substitute Administrative Agent’s Account or Cure Account.

(d)           At no time may an amount greater than 10% of the funds on deposit in either of the Administrative Agent’s Account or the Cure Account be invested in Eligible Investments (other than obligations of the United States government or agencies the obligations of which are guaranteed by the United States government or investments described in clause (e) of the definition of Eligible Investments) of any single entity or its Affiliates.  Nothing herein shall be construed to impose any obligation on the Administrative Agent to monitor compliance with this Section 6.10(d).

(e)           Any request by the Collection Agent to invest funds on deposit in either of the Administrative Agent’s Account or the Cure Account shall be in writing (which may be a standing instruction) and shall state that the requested investment is an Eligible Investment.

(f)           The Administrative Agent is hereby authorized, unless otherwise directed by the Collection Agent, to effect transactions in Eligible Investments through a capital markets affiliate of the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) or (iii) of this subsection (a)) and such failure, if capable of being cured, shall remain unremedied for ten days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement and such failure, in the case of payments on account of interest or Fees only, shall remain unremedied for one Business Day or (iii) shall fail to deliver any Borrower Report,

Interim Report or Daily Report when required and such failure shall remain unremedied for one Business Day (provided, that the grace period in this clause (iii) may not be utilized more than three times in any Month); or

(b)           The Borrower (i) shall fail to make any payment of principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in the preceding clause (i)) payable under this Agreement or any other Transaction Document when and as the same shall become due and payable, and such failure shall continue unremedied for one Business Day; or

(c)           Any representation or warranty (unless such representation or warranty relates solely to one or more specific Receivables incorrectly characterized as Eligible Receivables or specific Participated Receivables incorrectly characterized as Eligible Participated Receivables and immediately following the removal of such Receivables or Participated Receivables from the Borrowing Base, the outstanding principal balance of the Loans (less the amount of Cure Funds then in the Cure Account) is not greater than the Borrowing Base) made or deemed made by the Borrower, the Parent, any Originator, any Predecessor Purchaser or the Collection Agent (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, the Parent, any Originator, any Predecessor Purchaser or the Collection Agent pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)           The Borrower or any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days provided, that failure of the Borrower to perform or observe any covenant contained in Sections 5.01(b), 5.01(d), 5.01(g), 5.01(h), 5.01(n), 5.01(o), 5.01(p), 5.01(q), 5.01(u) or 5.01(v)(ii) shall not be entitled to the benefit of such 10-day period; or

(e)           The Borrower, the Parent, the Collection Agent, any Predecessor Purchaser or any Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)           The security interest created pursuant to Section 2.17 shall for any reason cease to be a valid and perfected second priority security interest in the Collateral (subordinate only to the security interest granted under the Receivables Financing Agreement subject to the terms of the RFA Intercreditor Agreement);

(g)           The Borrower, the Parent, the Collection Agent, any Predecessor Purchaser or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent, the Collection Agent, any Predecessor Purchaser or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any proceeding or petition shall be instituted or adopted for the winding up of the Borrower or Cayman SPE I (whether or not in the context of a bankruptcy or insolvency proceeding); or the Borrower, the Parent, the Collection Agent, any Predecessor Purchaser or any Originator shall take any corporate or other action to authorize any of the actions set forth above in this subsection (g); or

(h)           [Intentionally Omitted]; or

(i)           The Facility Principal (less the amount of Cure Funds then in the Cure Account) shall be greater than the Borrowing Base upon the termination of a Cure Period; or

(j)           There shall have occurred any event which in the discretion of the Administrative Agent or the Required Lenders may materially adversely affect the collectibility of the Receivables or  Participated Receivables or the ability of the Borrower, the Parent, any Originator or the Collection Agent to collect Receivables or Participated Receivables or otherwise perform its obligations under this Agreement and the other Transaction Documents; or

(k)           (i) An “Event of Termination” or “Facility Termination Date” shall occur under any Purchase Agreement, or any Purchase Agreement shall cease to be in full force and effect, or (ii) an “Event of Termination” or “Commitment Termination Date” shall occur under the Receivables Financing Agreement, or the Receivables Financing Agreement shall cease to be in full force and effect; or

(l)           All of the outstanding capital shares of the Borrower shall cease to be owned, directly or indirectly, by the Parent or all of the outstanding capital stock or shares of any Originator (other than the Parent) or any Predecessor Purchaser ceases to be owned, directly or indirectly, by the Parent; or a Change in Control of the Parent shall occur; or

(m)           One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against (i) the Parent, any Originator, any Predecessor Purchaser or any of their respective Subsidiaries or any combination thereof or (ii) the Collection Agent or any of its Subsidiaries or a combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Parent, any Originator, any Predecessor Purchaser or the Collection Agent or any of their respective Subsidiaries to enforce any such judgment; or

(n)           The Parent shall fail to maintain a Minimum Liquidity Position at least equal to $100,000,000; or

(o)           (1) the Parent or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Section 302 or Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by the Parent or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Parent and/or one or more ERISA Affiliates to incur a current payment obligation in excess of $50,000,000; or (ii) any other ERISA Event shall have occurred that, in the opinion of the Administrative Agent or the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the ERISA Affiliates and any Subsidiaries in an aggregate amount exceeding $50,000,000; or

(p)           (1) The Parent shall fail to make any payment required by a Parent Undertaking, or (ii) the Parent shall fail to perform or observe any other term, covenant or agreement contained in a Parent Undertaking and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Administrative Agent, or (iii) a Parent Undertaking shall cease to be in full force and effect; or

(q)           Any Governmental Entity Receivables Account Notice or “Governmental Entity Receivables Account Notice” (as defined in the Receivables Financing Agreement) shall be revoked or revised; or

(r)           A Collection Agent Default shall occur; or

(s)           [Intentionally Omitted]; or

(t)           The PBGC or the Internal Revenue Service shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA or Section 6320 of the Code with regard to the assets of the Parent, the Borrower or any Originator;

then, and in any such event, any or all of the following actions may be taken by notice to the Borrower:  (x) the Administrative Agent may in its discretion, and shall, at the direction of the Required Lenders, declare the Loans then outstanding to be due and payable, and thereupon the principal of the Loans, together with accrued interest thereon and all fees and other obligations of the Borrower owing hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (y) the Administrative Agent may in its discretion, and shall, at the direction of the Required Lenders, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (z) if such event is a Collection Agent Default, and without limiting any other right under this Agreement to replace the Collection Agent (but subject to the terms of the RFA Intercreditor Agreement), the Administrative Agent may in its discretion, and shall, at the direction of the Required Lenders, designate another Person to succeed HQ as the Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the principal of the Loans (together with accrued interest thereon and all fees and other obligations of the Borrower owing hereunder) shall become due and payable immediately, the Commitments, if any, shall terminate immediately, and HQ (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Administrative Agent or its designee shall become the Collection Agent.  Upon any such declaration, termination or designation or upon any such automatic acceleration, termination or cessation, the Lenders and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.      Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into the RFA Intercreditor Agreement and the Senior Collateral Intercreditor Agreement Amendment and agrees that such Lender shall be bound by the terms and conditions of the RFA Intercreditor Agreement and the Senior Collateral Intercreditor Agreement as amended by the Senior Collateral Intercreditor Agreement Amendment.  The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent.  The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower, any Predecessor Purchaser, the Parent, the Collection Agent or any other Originator.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.

SECTION 8.02.      Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Receivables and Participated Receivables as Collection Agent) or any other Transaction Document, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent:  (a) may consult with legal counsel (including counsel for any Lender, the Borrower, any Predecessor Purchaser, the Parent, any other Originator and the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender (whether written or oral) and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower, any Predecessor Purchaser, the Parent, any other Originator or the Collection Agent or to inspect the property (including the books and records) of the Borrower, any Predecessor Purchaser, the Parent, any other Originator or the Collection Agent; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03.      Administrative Agent and Affiliates.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a “Lender” under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.  Such Person and any of its Affiliates may generally engage in any kind of business with the Borrower, the Parent, any other Originator, any Predecessor Purchaser, the Collection Agent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower, the Parent, any other Originator, any Predecessor Purchaser, the Collection Agent or any Obligor or any of their respective Affiliates, all as if such Person were not the Administrative Agent and without any duty to account therefor to the Lenders.  Without limiting the foregoing, (i) the Lenders hereby acknowledge that CNAI is the program agent under the Receivables Financing Agreement and that, in such capacity, CNAI has or may have interests, or take actions, that may conflict with the interests of the Lenders and (ii) the Lenders hereby waive any such conflict of interests and agree that CNAI, as program agent under the Receivables Financing Agreement, shall have no duty to disclose to the Lenders or use on behalf of the Lenders any information whatsoever about or derived from its role or activities in such capacity.

SECTION 8.04.      Indemnification of Administrative Agent.  Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, the Parent or any other Originator), ratably according to the respective Ratable Share of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 8.05.      Delegation of Duties.  The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.06.      Action or Inaction by Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders and assurance of its indemnification by the Lenders, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent or at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) and such request, consent or direction and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and the Administrative Agent.  The Administrative Agent agrees that any consent permitted to be made by it under the RFA Intercreditor Agreement shall only be made if the Administrative Agent receives the prior written approval of the Required Lenders therefor.

SECTION 8.07.      Notice of Events of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or of any Event of Default unless the Administrative Agent has received notice from any Lender, the Collection Agent, any Originator, any Predecessor Purchaser or the Borrower stating that a Default or Event of Default has occurred hereunder and describing such Default or Event of Default.  If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender.  The Administrative Agent shall take such action concerning a Default or an Event of Default as may be directed by the Required Lenders (or such other number of percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) (subject to the other provisions of this Article VIII), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Lenders.

SECTION 8.08.      Non-Reliance on Administrative Agent and Other Parties.  Each Lender expressly acknowledges that neither the Administrative Agent, any of its Affiliates nor any of their respective directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Collection Agent, any Predecessor Purchasers, the Parent or any other Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each Lender represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Parent and the other Originators, and the Loans and its own decision to enter into this Agreement and to take, or omit, action under this Agreement or any other Transaction Document.  Except for items expressly required to be delivered under this Agreement or any other Transaction Document by the Administrative Agent to any Lender, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any information concerning the Borrower, the Collection Agent, any Predecessor Purchaser, the Parent or any other Originator or any of their Affiliates that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 8.09.      Successor Administrative Agent.  The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower and each Lender, resign as Administrative Agent.  Such resignation shall not become effective until a successor agent is appointed by the Required Lenders (with the approval of the Borrower, which approval shall not be unreasonably withheld and shall not be required if a Default or an Event of Default has occurred and is continuing) and has accepted such appointment.  If no successor agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (which shall be a financial institution with an office in New York, New York or an Affiliate of any such financial institution).  Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 6.07 and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 8.10.      Reports and Notices.  The Administrative Agent hereby agrees to provide each Lender with copies of all material notices, reports and other documents provided to the Administrative Agent by the Borrower or the Collection Agent hereunder which are not otherwise required to be provided by the Borrower or the Collection Agent directly to the Lenders in accordance with the terms hereof.  Further, the Administrative Agent hereby agrees to provide each Lender with copies of any “Enforcement Notice” delivered to the Administrative Agent pursuant to Section 2.05 of the Senior Collateral Intercreditor Agreement and of any notice of an “Event of Default” or “Event of Termination” delivered to the Administrative Agent under Section 2.07 of the Senior Collateral Intercreditor Agreement.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

INDEMNIFICATION

SECTION 10.01.    Indemnities by the Borrower.  Without limiting any other rights that the Administrative Agent, the Lenders or any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of the Loans or the security interest granted hereunder or in respect of any Transferred Asset or any Contract, excluding, however, (a) Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for Transferred Assets which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or franchise taxes measured by income or any other tax or fee measured by income incurred by such Indemnified Party arising out of or as a result of this Agreement or the security interest granted hereunder or in respect of any Transferred Asset or any Contract.  Without limiting or being limited by the foregoing, the Borrower shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)
the characterization in any Borrower Report or other written statement made by or on behalf of the Borrower of any Transferred Asset as an Eligible Receivable or Eligible Participation Interest or as included in the Borrowing Base which, as of the date on which such information was certified, is not an Eligible Receivable or Eligible Participation Interest or should not be included in the Borrowing Base;

(ii)
any representation or warranty or statement made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any material respect when made;

(iii)
the failure by the Borrower to comply with any applicable law, rule or regulation with respect to any Receivable, Participated Receivable, Participated Interest, or the related Contract; or the failure of any Receivable, Participated Receivable, Participation Interest, or the related Contract to conform to any such applicable law, rule or regulation;

(iv)
the failure to vest in the Administrative Agent or the Lenders, as the case may be, a perfected security interest in the Collateral free and clear of any Adverse Claim (other than the security interests therein granted under the Receivables Financing Agreement subject to the RFA Intercreditor Agreement);

(v)
the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Transferred Assets and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi)
any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable or any Participated Receivable (including, without limitation, a defense based on such Receivable, Participated Receivable, or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or Participated Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable or Participated Receivable (if such collection activities were performed by the Borrower acting as Collection Agent);

(vii)	any failure of the Borrower to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(viii)	any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)	the commingling of Collections of Receivables and Participated Receivables at any time with other funds;

(x)
any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or in respect of any Receivable, Participated Receivable, Participated Interest, Related Security or Contract;

(xi)	any failure of the Borrower to comply with its covenants contained in this Agreement or any other Transaction Document;

(xii)	any claim brought by any Person other than an Indemnified Party arising from any activity by the Borrower in servicing, administering or collecting any Receivable or Participated Receivable;

(xiii)
in the case of a Contract between an Originator and a PBM, where such PBM acts as an agent for Contract Payors rather than as a principal, the inability of the Administrative Agent, as collateral assignee pursuant to this Agreement and the other Purchase Agreements of such Contract, to enforce any Receivable arising under such contract directly (by contract or by operation of law) against such Contract Payor, except to the extent such Contract Payor is a Governmental Entity and such enforcement rights are limited by the 1972 Amendments to the Social Security Act; and

(xiv)
the inability of the Administrative Agent or the Lenders to exercise their rights under this Agreement to review any Contract which contains a confidentiality provision that purports to restrict its ability to do so, or any litigation or proceeding relating to any such confidentiality provision.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by the Borrower, the Parent, HQ (as Collection Agent or otherwise), any Originator or any Predecessor Purchaser therefrom shall be effective unless in a writing signed by, with respect to this Agreement, the Required Lenders or the Administrative Agent with the written consent of the Required Lenders (and, in the case of any amendment, also signed by the Borrower, HQ and the Originators party hereto) and, with respect to any other Transaction Document, the Administrative Agent (with the written consent of the Required Lenders) (and, in the case of any amendment, also signed by the other parties thereto); provided, however, that the signatures of the Borrower, HQ and the Originators party hereto shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Collection Agent at any time when the Collection Agent is not an Originator, the Parent or an Affiliate of such Originator or the Parent or a successor Collection Agent is designated by the Administrative Agent pursuant to Section 6.01, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and additionally signed by (x) the Collection Agent, affect the rights or duties of the Collection Agent under this Agreement or any other Transaction Document or (y) the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document; provided further that no amendment, waiver or consent shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the aggregate amount of the Commitments of the Lenders without the written consent of each Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon (other than default interest under Section 2.09(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity of any Loan or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) amend Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) amend the advance rate under either clause (a) or (b) of the definition of “Borrowing Base” to a percentage greater than the percentage set forth in such clause on the date hereof or amend either of clauses (c) or (d) of such definition or amend the first sentence of the definitions of “Eligible Participated Receivable” or “Eligible Receivable”, in each case, without the written consent of each Lender, (vi) except as contemplated by the RFA Intercreditor Agreement, the Senior Collateral Intercreditor Agreement, any Deposit Account Agreement or any Governmental Entity Receivables Agreement, subordinate the priority of the security interest granted to the Administrative Agent pursuant to this Agreement without the written consent of each Lender, (vii) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Supermajority Lenders” or any other provision of any Transaction Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (viii) release the Parent  from its obligations under either Parent Undertaking or limit its liability in respect of either Parent Undertaking, without the written consent of each Lender, (ix) release all or substantially all of the Collateral from the security interests under the Transaction Documents, without the written consent of each Lender, (x) change the order of the waterfall of payments under Sections 2.19 (a), (b), (c), (d) or (e), without the written consent of each Lender or (xi) change the one-time funding of the Loans under Section 2.01, without the written consent of each Lender.  No failure on the part of the Lenders or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any other Transaction Document preclude any other or further exercise thereof or the exercise of any other right.

SECTION 11.02.    Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to each party hereto, at its address set forth on Schedule III hereto or at such other address or telecopy number as shall be designated by such party in a written notice to the other parties hereto.  All notices and other communications given to any party hereto shall be deemed to have been given on the date of receipt.

SECTION 11.03.    Assignability.

(a)           This Agreement and the Lenders’ rights and obligations herein (including ownership of the Loan made by it) shall be assignable in whole or in part by the Lenders and their successors and assigns, with the Borrower’s consent, which shall not be unreasonably withheld or delayed, provided, that the Borrower’s consent shall not be required if (i) the assignment shall be to an Eligible Assignee or by CNAI or any of its Affiliates to any institution made prior to the date that is 30 days after the Effective Date or (ii) an Event of Default or a Default has occurred and is continuing.  Each such assignor shall notify the Administrative Agent and the Borrower of any such assignment.  Each such assignor may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to the Borrower, the Collection Agent, any Predecessor Purchaser, the Parent or any other Originator, including the Transferred Assets furnished to such assignor by or on behalf of the Borrower, the Parent, any other Originator or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof.

(b)           Each Lender may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan made by it); provided, however, that:

(i)	each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii)
except in the case of an assignment to a Person described in clause (i) or (ii) of the definition of “Eligible Assignee”, the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $1,000,000 and (y) all of the assigning Lender’s Commitment or outstanding Loans, and

(iii)
the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $2,500; provided that, in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or by or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable.

Upon such execution, delivery, acceptance and recording and any necessary consents required from the Administrative Agent and the Borrower, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           The Administrative Agent shall maintain at its address referred to in Section 11.02 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and aggregate outstanding principal of Loans owned by, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Originators, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed, (i) accept such

Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)           Notwithstanding any other provision of this Section 11.03, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or grant to secure obligations to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(e)           [Intentionally Omitted].

(f)           This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns.

(g)           Neither the Borrower, the Parent, any Originator or the Collection Agent may assign its rights or obligations hereunder or under any other Transaction Document or any interest herein or therein without the prior written consent of the Administrative Agent and each Lender.

(h)           Each Lender may, without the consent of the Administrative Agent or the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loans); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or interest (other than default interest) that is payable on account of any Loan subject to such participation or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to such Lender (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees.  The Borrower acknowledges and agrees that each Lender’s source of funds may derive in part from its Participants.  Accordingly, references in Sections 2.11, 2.14, 6.07 and 11.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to any Lender shall be deemed also to include those of its Participants; provided that the Borrower shall not be required to pay higher costs, expenses and indemnification amounts pursuant to this sentence than would be required to be paid by the Borrower in the absence of the sale of any participation by any Lender to a Participant as contemplated by this Section 11.03(h).  Each Lender or the Administrative Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Borrower, the Collection Agent, any Predecessor Purchaser, the Parent or the Originators, including the Transferred Assets, furnished to such Lender or the Administrative Agent by or on behalf of the Borrower; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof.

(i)           [Intentionally Omitted].

(j)           Notwithstanding any other provision of this Section 11.03, none of the rights or obligations under this Agreement may be assigned in whole or in part unless as of the effective date of such assignment, the assignee is either (A) a “United States person” (within the meaning of Section 7701(a)(30) of the Code), or (B) entitled to a complete exemption from all U.S. withholding taxes with respect to payments made to such assignee under any Transaction Document.

SECTION 11.04.    Costs, Expenses and Taxes.

(a)           In addition to the rights of indemnification granted under Section 10.01 hereof, the Borrower agrees to pay on demand all costs and expenses of the Administrative Agent and its Affiliates and, to the extent described in clause (z) below, of the Lenders in connection with the preparation, negotiation, execution, delivery, syndication, administration (including periodic auditing and the other activities contemplated in Section 5.02) and enforcement of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, (x) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and its Affiliates with respect thereto and with respect to advising the Administrative Agent and its Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents, (y) the costs and expenses of the Administrative Agent’s due diligence and monitoring of the Collateral, including, without limitation, field examinations and audits and (z) all costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent, the Lenders and their respective Affiliates in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           Further, the Borrower agrees to pay any and all breakage and other expenses of the Administrative Agent and the Lenders (including, without limitation, reasonable attorneys’ fees and disbursements and the cost including accrued interest, of terminating or transferring any agreements such as interest rate swaps, over-the-counter forward agreements and future contracts engaged by the Lenders or the Administrative Agent) in connection with any reduction of the principal relating to the funding or maintenance of any Loan (or portion thereof).

SECTION 11.05.    No Proceedings; Waiver of Consequential Damages.  (a)  Each of the Collection Agent, the Originators, the Administrative Agent, each Lender, each assignee of a Loan or any interest therein and each entity which enters into a commitment to make a Loan or any interest therein or purchase interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed 91 days since the RFA Termination Date.

(b)           Each of the Originators, the Collection Agent and the Borrower agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 11.06.                                           Confidentiality

.  i) Each of the Borrower, each Originator, the Parent and the Collection Agent agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent, (ii) to the legal counsel and auditors of the Borrower, the Parent and the Collection Agent if they agree to hold it confidential and (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b)           Each Lender and the Administrative Agent agrees to maintain the confidentiality of all information with respect to the Borrower, each Originator, the Parent or the Receivables (including the Borrower Reports) furnished or delivered to it pursuant to this Agreement; provided, that such information may be disclosed (i) to such party’s legal counsel and auditors and to such party’s assignees and participants and potential assignees and participants and their respective counsel if they agree to hold it confidential, (ii) to the nationally recognized statistical rating agencies, (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party, and (iv) to the respective officers, directors, employees, accountants and advisors of each of the parties referred to in clauses (i) through (ii) above; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(c)           Notwithstanding any other provision herein or in any other Transaction Document, each Lender and the Administrative Agent hereby confirms that the Borrower, the Originators and the Collection Agent (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.

(d)           Each of the parties hereto and each successor Collection Agent hereunder agrees to comply with the requirements of Annex I or (in the case of a successor Collection Agent) Annex K.

SECTION 11.07.    GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTERESTS OF THE ADMINISTRATIVE AGENT OR THE LENDERS, AS APPLICABLE, IN THE COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 11.08.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.09.    Survival of Termination.  The provisions of Sections 2.11, 2.12, 6.07, 10.01, 11.04, 11.05, 11.06 and 11.07 shall survive any termination of this Agreement.

SECTION 11.10.    Consent to Jurisdiction.

(a)           Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower hereby irrevocably appoints CT Corporation (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the Borrower, the Parent, the Collection Agent and the Originators consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 11.02.  Nothing in this Section

11.10 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by law.

(c)           To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement or any other Transaction Document.

SECTION 11.11.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 11.12.    Judgment.

(a)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the judgment creditor could purchase U.S. Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

(b)           The obligation of the Borrower in respect of any sum due from it to the Lenders or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Lenders or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, the Lenders or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Lenders or the Administrative Agent (as the case may be) in U.S. Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders or the Administrative Agent (as the case may be) against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Lenders or the Administrative Agent (as the case may be) in U.S. Dollars, the Lenders or the Administrative Agent (as the case may be) shall remit to the Borrower such excess.

SECTION 11.13.    USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with its requirements.  The Borrower shall promptly, following a request by the Administrative Agent or any Lenders provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 11.14.    RFA Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the RFA Intercreditor Agreement.  In the event of any conflict between the terms of the RFA Intercreditor Agreement and this Agreement, the terms of the RFA Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	RITE AID FUNDING II

	By:	/s/ James J. Comitale
	Name:	James J. Comitale
	Title:	Vice President

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:	CITICORP NORTH AMERICA, INC., as Administrative Agent

	By:	/s/ Thomas M. Halsch
		Name:	Thomas M. Halsch
		Title:	Vice President

LENDERS:	CITICORP NORTH AMERICA, INC.

	By:	/s/ Thomas M. Halsch
		Name:	Thomas M. Halsch
		Title:	Vice President

COLLECTION AGENT:	RITE AID HDQTRS. FUNDING, INC.

	By:	/s/ James J. Comitale
		Name:	James J. Comitale
		Title:	Vice President

Signature Page to Credit Agreement

ORIGINATORS:
RITE AID CORPORATION
RITE AID OF CONNECTICUT, INC.
RITE AID OF DELAWARE, INC.
RITE AID OF GEORGIA, INC.
RITE AID OF INDIANA, INC.
RITE AID OF KENTUCKY, INC.
RITE AID OF MAINE, INC.
RITE AID OF MARYLAND, INC.
RITE AID OF MICHIGAN, INC.
RITE AID OF NEW HAMPSHIRE, INC.
RITE AID OF NEW JERSEY, INC.
RITE AID OF NEW YORK, INC.
RITE AID OF OHIO, INC.
RITE AID OF PENNSYLVANIA, INC.
RITE AID OF TENNESSEE, INC.
RITE AID OF VERMONT, INC.
RITE AID OF VIRGINIA, INC.
RITE AID OF WASHINGTON, D.C., INC.
RITE AID OF WEST VIRGINIA, INC.
KEYSTONE CENTERS, INC.
THE LANE DRUG COMPANY
RITE AID DRUG PALACE, INC.
THRIFTY PAYLESS, INC.
HARCO, INC.
PERRY DRUG STORES, INC.
APEX DRUG STORES, INC.
PDS-1 MICHIGAN, INC.
RDS DETROIT, INC.
K & B ALABAMA CORPORATION
K & B LOUISIANA CORPORATION
K & B MISSISSIPPI CORPORATION
K & B TENNESSEE CORPORATION
ECKERD CORPORATION
GENOVESE DRUG STORES, INC.
EDC DRUG STORES, INC.
MAXI DRUG, INC.
MAXI DRUG SOUTH, L.P.
MAXI DRUG NORTH, INC.
MAXI GREEN, INC.
THRIFT DRUG, INC.

	By:	/s/ Robert B. Sari
		Name:	Robert B. Sari
		Title:	Exec. VP and Gen. Counsel of Rite Aid Corp. VP as to all other originators

Signature Page to Credit Agreement

ANNEX D

FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

Dated __________ __, 200___

 Reference is made to the Credit Agreement, dated as of February 18, 2009, as amended to date (the “Agreement”), among RITE AID FUNDING II, as the Borrower, the “Lenders” party thereto from time to time, CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as Administrative Agent (the “Administrative Agent”) for the Lenders, RITE AID HDQTRS. FUNDING, INC., a Delaware corporation, as Collection Agent, and each of the Originators named therein.  Terms defined in the Agreement are used herein with the same meaning.

_________________ (the “Assignor”) and ________________ (the “Assignee”) agree as follows:

 1.          Purchase and Sale.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof equal to the percentage (the “Percentage”) interest specified on the signature page hereto of all outstanding rights and obligations of all Lenders under the Agreement.  After giving effect to such sale and assignment, [the Assignee’s Commitment] [the amount of the Loans owned by the Assignee] will be as set forth in Section 2 of the signature page hereto.  [As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $_________, representing the purchase price payable by the Assignee for the Loans sold and assigned to the Assignee under this Section 1.]¹

 2.          Representations and Disclaimers of Assignor.  The Assignor

i.           represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;

ii.          makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and
___________________________
¹           Include bracketed text if Assignor holds a portion of Loans on the Effective Date.

iii.          makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Originators, the Collection Agent, the Parent or Cayman SPE I or the performance or observance by the Borrower, the Originators, the Collection Agent, the Parent or Cayman SPE I of any of their obligations under the Agreement or any other instrument or document furnished pursuant thereto.

 3.          Representations and Agreements of Assignee.  The Assignee

i.           confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(k) of the Agreement and Section 6(c) of each of the Parent Undertakings and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement;

ii.           agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement;

iii.           appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

iv.           agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and this Assignment and Acceptance Agreement are required to be performed by it as a Lender;

v.           specifies as its address for notices the office set forth beneath its name on the signature pages hereof;

vi.           represents that this Assignment and Acceptance Agreement has been duly authorized, executed and delivered by the Assignee pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Assignee; and

vii.          if the Assignee is organized under the laws of a jurisdiction outside the United States, (A) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty, and (B) agrees to provide the Administrative Agent (to the extent permitted by applicable law) with similar forms for each subsequent tax year of the Assignee in which payments are to be made to the Assignee under the Agreement.

4.         Effectiveness of Assignment.

a.           Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified in Section 3 of the signature page hereto (the “Effective Date”).

b.           Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance Agreement, have the rights and obligations of a Lender thereunder and hereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Agreement.

c.           Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent, the Borrower or the Collection Agent, as the case may be, shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

5.           GOVERNING LAW.  THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on the signature page hereto.

[Remainder of this page intentionally left blank]

Signature Page
to Rite Aid Funding II Assignment and Acceptance Agreement
Dated __________   ____, 20__

Section 1.
Percentage:	______%
Section 2.
[Assignee’s Commitment:	$______]
[Aggregate Outstanding Principal of
Loans held by the Assignee:	$______]
Section 3.
Effective Date:²	________ __, 200_

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Address for Notices:

[Insert]

___________________________
²           This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this _____ day of
________ __, 200_

CITICORP NORTH AMERICA, INC., as Administrative Agent

By:
Title:

ANNEX E

[Form of Funds Transfer Letter]

[Letterhead of the Borrower]

[Date]

Citicorp North America, Inc.,
  as Administrative Agent
390 Greenwich Street
New York, New York  10013

Re:  Funds Transfers

Gentlemen:

This letter is the Funds Transfer Letter referred to in the Credit Agreement, dated as of February 18, 2009, as modified, amended or restated from time to time (the “Credit Agreement”; terms used in the Credit Agreement, unless otherwise defined herein, having the meaning set forth therein) among the undersigned, the Lenders, you, as Administrative Agent for the Lenders, the Collection Agent and the Originators.

You are hereby directed to deposit all funds representing proceeds of the Loans to be made on the Effective Date to [Account Number], at [Name, Address and ABA Number of Bank].

The provisions of this Letter may not be changed or amended orally, but only by a writing in substantially the form of this letter signed by the undersigned and acknowledged by you.

Very truly yours,

Rite Aid Funding II

By:
Title:

Receipt acknowledged:

CITICORP NORTH AMERICA, INC.,

    as Administrative Agent

By: ___________________________
      Title:

E-1

Annex F

NOTE

New York, New York

$______________	_________, 2009

FOR VALUE RECEIVED, THE UNDERSIGNED, Rite Aid Funding II, a Cayman Islands exempted company incorporated with limited liability (the “Borrower”), promises to pay to the order of [Name of Lender] (“Payee”), the principal sum of ______________ ($____________) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) and/or in the records of the Payee pursuant to that certain Credit Agreement, dated as of February 18, 2009 (together with all amendments, restatements and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Rite Aid Funding II, as borrower, the “Lenders” party thereto from time to time, Citicorp North America, Inc., as Administrative Agent, Rite Aid Hdqtrs. Funding, Inc., as the collection agent, and the parties thereto named as Originators.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full, and any fees, expenses and other amounts due to Payee under the Credit Agreement, at the rates per annum and on the dates specified in the Credit Agreement.  In any event, all principal, interest and any fees, expenses and other amounts due to Payee under the Credit Agreement shall be due and payable on the Maturity Date.

Payments of principal, interest and any fees, expenses and other amounts due to Payee under the Credit Agreement are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent from time to time in accordance with the Credit Agreement.

This Note is a Note referred to in, and evidences indebtedness incurred under, the Credit Agreement, and the holder hereof is entitled to the benefits of the Credit Agreement, to which reference is also made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note.  Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Note, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Borrower consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 11.02 of the Credit Agreement.  Nothing in this Note shall affect the right of the Payee or its assignees to serve legal process in any other manner permitted by law.

To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Note.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the judgment creditor could purchase U.S. Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

The obligation of the Borrower in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Payee, the Payee may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Payee in U.S. Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Payee against such loss.

THIS NOTE SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

RITE AID FUNDING II

By:
Title:

Schedule attached to Note dated _________________, 2009 of Rite Aid Funding II payable to the order of ______________________________________
Date of Loan/Repayment	Amount of Loan	Amount of Repayment